UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Cannabis Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

8742
(Primary Standard Industrial Classification Code Number)

94-2901715
(I.R.S. Employer Identification Number)

5690 Logan Street, Unit A

Denver CO. 80216
Telephone: (303) 974-4470
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Corey Hollister

American Cannabis Company, Inc.

5690 Logan Street, Unit A

Denver CO. 80216
Telephone: (303) 974-4470
(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock to be offered for resale by selling stockholders	5,917,442	$0.10	(2)	$591,744	$59.59	(3)

(1)	Consists of up to 5,829,842 shares of common stock to be sold to Tangiers Global, LLC under the amended and restated investment agreement dated August 4, 2016, and 87,600 shares of commons stock owned by a selling stockholder.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

(3)	Based on the closing price per share of $0.10 for American Cannabis Company, Inc.’s common stock on September 2, 2016 as reported by the OTC Markets Group.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September ___, 2016

American Cannabis Company, Inc.

5690 Logan Street, Unit A

Denver CO. 80216
Telephone: (303) 974-4470

PRELIMINARY PROSPECTUS

This prospectus relates to the resale of 5,917,442 shares of our common stock, par value $0.00001 per share, including (i) 5,829,842 shares of common stock (the “Common Shares”), shares issuable to Tangiers Global, LLC (defined below) and, (ii) 87,600 shares previously issued to an individual shareholder.

This prospectus relates to the resale of up to 5,829,842 shares of the Common Shares, issuable to Tangiers Global, LLC (“Tangiers”), a selling stockholder pursuant to a “put right” under an amended and restated investment agreement (the “Investment Agreement”), dated August 4, 2016, that we entered into with Tangiers. The Investment Agreement permits us to “put” up to five million dollars ($5,000,000) in shares of our common stock to Tangiers over a period of up to thirty-six (36) months or until $5,000,000 of such shares have been “put.”

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

The total amount of shares of common stock which may be sold pursuant to this prospectus would constitute approximately 32.77% of the Company’s issued and outstanding common stock held by non-affiliates as of September 2, 2016, assuming that the selling security holders will sell all of the shares offered for sale.

Tangiers Global, LLC is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is quoted by the OTC Markets Group under the symbol “AMMJ”. On September 2, 2016, the closing price of our common stock was $0.10 per share.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. However, we will receive proceeds from the sale of shares of our common stock pursuant to our exercise of the put right offered by Tangiers Global, LLC. We will pay for expenses of this offering, except that the selling stockholder will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September ___, 2016

About This Prospectus

You should rely only on the information that we have provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

As used in this prospectus, the terms “we”, “us”, the “Company”, “American Cannabis”, and our subsidiary “Hollister & Blacksmith, Inc.” mean American Cannabis Company, Inc., unless otherwise indicated. All dollar amounts refer to U.S. dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The Offering

This prospectus relates to the resale of 5,917,442 shares of our common stock, par value $0.00001 per share, including (i) 5,829,842 shares of common stock (the “Common Shares”), shares issuable to Tangiers Global, LLC (defined below) and, (ii) 87,600 shares previously issued to an individual shareholder.

This prospectus relates to the resale of up to 5,829,842 shares of the Common Shares, issuable to Tangiers Global, LLC (“Tangiers”), a selling stockholder pursuant to a “put right” under an amended and restated investment agreement (the “Investment Agreement”), dated August 4, 2016, that we entered into with Tangiers. The Investment Agreement permits us to “put” up to five million dollars ($5,000,000) in shares of our common stock to Tangiers over a period of up to thirty-six (36) months or until $5,000,000 of such shares have been “put.”

Our Business

American Cannabis Company, Inc. and subsidiary company, Hollister & Blacksmith, Inc., doing business as American Cannabis Consulting (“American Cannabis Consulting”), (collectively “the “Company”, “we”, “us”, or “our”) are based in Denver, Colorado and operate a fully-integrated business model that features end-to-end solutions for businesses operating in the regulated cannabis industry in states and countries where cannabis is regulated and/or has been de-criminalized for medical use and/or legalized for recreational use. We provide advisory and consulting services specific to this industry, design industry-specific products and facilities, and manage a strategic group partnership that offers both exclusive and non-exclusive customer products commonly used in the industry.

We are a publicly listed company quoted on the OTCQB under the symbol “AMMJ”.

We were incorporated in the State of Delaware on September 24, 2001 under the name Naturewell, Inc. to develop and market clinical diagnostic products using immunology and molecular biologic technologies.

On March 13, 2013, Naturewell, Inc. completed a merger transaction whereby it acquired 100% of the issued and outstanding share capital of Brazil Interactive Media, Inc. (“BIMI”), which operated as a Brazilian interactive television company and television production company through its wholly owned Brazilian subsidiary company, EsoTV Brasil Promoção Publicidade Licenciamento e Comércio Ltda. (“EsoTV”). Naturewell’s Certificate of Incorporation were amended to reflect a new name: Brazil Interactive Media, Inc.

On May 15, 2014, BIMI entered into a merger agreement (“the Merger Agreement”) to acquire 100% of the issued and outstanding American Cannabis Consulting while simultaneously disposing of 100% of the issued share capital EsoTV (“the Separation Agreement”). Both the merger with American Cannabis Consulting and disposal of EsoTV were completed on September 29, 2014. BIMI subsequently amended its Certificate of Incorporation to change its name to American Cannabis Company, Inc. On October 10, 2014, American Cannabis Company, Inc. changed its stock symbol from BIMI to AMMJ.

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Immediately following the completion of the Merger Agreement, former shareholders of American Cannabis Consulting owned 31,710,628 shares of American Cannabis Company, Inc.’s common stock, representing 78.4% of American Cannabis Company, Inc.’s issued and outstanding share capital. Accordingly, American Cannabis Consulting was deemed to have been the accounting acquirer in a Reverse Merger which resulted in a recapitalization of the Company. Consequently, the Company’s consolidated financial statements reflect the results of American Cannabis Consulting since Inception (March 5, 2013) and of American Cannabis Company, Inc. (formerly BIMI) since September 29, 2014.

Government Regulation of Cannabis

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug, which is viewed as highly addictive and having no medical value. The United States Federal Drug Administration has not approved the sale of marijuana for any medical application. Doctors may not prescribe cannabis for medical use under federal law, however, they can recommend its use under the First Amendment. In 2010, the United States Veterans Affairs Department clarified that veterans using medicinal cannabis will not be denied services or other medications that are denied to those using illegal drugs.

As of June 27, 2016, 25 states, the District of Columbia and Guam allow their citizens to use medical cannabis through de-criminalization. Voters in the States of Oregon, Colorado, Washington, and Alaska have legalized cannabis for adult recreational use; Oregon’s law took effect on July 1, 2015; Alaska’s law was effective February 24, 2015; both the Colorado and Washington programs were enacted as of December 31, 2014. In 2016, Nevada, California, Vermont, Arizona, Connecticut and Michigan have legislative bills in various stages of progress concerning cannabis legalization.

Additionally, there are active efforts by many advocacy groups seeking to expand the legalization of cannabis, including, but not limited to the Marijuana Policy Project, a leading advocate for major state-level marijuana policy reforms that have resulted in successful efforts to pass 10 of the 15 most recent state medical marijuana laws (in Arizona, Delaware, Illinois, Maryland, Michigan, Minnesota, Montana, New Hampshire, Rhode Island, and Vermont) and five of the seven most recent decriminalization laws (in Delaware, Maryland, Massachusetts, Rhode Island, and Vermont).

These advocacy groups and others are devoting significant resources to ending prohibition in 12 more states by 2019, including in the States of Arizona, California, Massachusetts, and Nevada, as well as lobbying and building coalitions to regulate marijuana in several states that do not have the option of voter initiatives, including Delaware, Illinois, Maryland, New Hampshire, Rhode Island, Texas, and Vermont, and they are also advocating for medical marijuana-related bills in several other states, including Georgia, Texas, and West Virginia.

These noted state laws, both proposed and enacted, are in conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. However, on August 29, 2013, the U.S. Department of Justice issued a memorandum providing that where states and local governments enact laws authorizing cannabis-related use, and implement strong and effective regulatory and enforcement systems, the federal government will rely upon states and local enforcement agencies to address cannabis activity through the enforcement of their own state and local narcotics laws. The memorandum further stated that the U.S Justice Department’s limited investigative and prosecutorial resources will be focused on eight priorities to prevent unintended consequences of the state laws, including distribution of cannabis to minors, preventing the distribution of cannabis from states where it is legal to states where it is not, and preventing money laundering, violence and drugged driving.

On December 11, 2014, the U.S. Department of Justice issued another memorandum with regard to its position and enforcement protocol with regard to Indian Country, stating that the eight priorities in the previous federal memo would guide the United States Attorneys' cannabis enforcement efforts in Indian Country. On December 16, 2014, as a component of the federal spending bill, the Obama administration enacted regulations that prohibits the Department of Justice from using funds to prosecute state-based legal medical cannabis programs.

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As of September 2, 2016, in addition to the 25 states, the District of Columbia and Guam which had already passed legislation allowing citizens to use cannabis in some form, an additional 13 states had pending legislation or ballot measures to legalize medical cannabis.

Where You Can Find Us

The principal offices of our company are located at 5690 Logan St., Unit A, Denver, CO 80216. Our telephone number is (303) 974-4770.

The Offering

Common Stock Offered by the Selling Security Holders	5,917,442 shares of common stock, including (i) 5,829,842 shares of common stock that may be put to Tangiers and (ii) 87,600 shares of common stock previously issued to an individual stockholder.

Common Stock Outstanding Before the Offering	46,751,074 shares of common stock as of September 2, 2016.

Common Stock Outstanding After the Offering	52,580,916 shares of common stock. (1)

Terms of the Offering	The selling security holder will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	The offering will conclude upon such time as all of the common stock has been sold pursuant to the registration statement.

Use of Proceeds	We are not selling any shares of common stock in this offering and, as a result, will not receive any proceeds from this offering. See “Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

OTCQB Symbol	AAMJ

(1)	This total shows how many shares of common stock will be outstanding assuming 5,829,842 shares of common stock to be put to Tangiers.

Summary of Financial Data

The following information represents selected audited financial information for our company for the years ended December 31, 2015 and 2014 and selected unaudited financial information for our company for the six month period ended June 30, 2016. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 61 of  this prospectus.

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Statements of Operations Data	Six Month Period Ended June 30, 2016	Six Month Period Ended June 30, 2015	Year Ended December 31, 2015	Year Ended December 31, 2014
Revenue	$984,052	$912,412	$2,799,877	$1,259,012
Cost of Revenue	$480,657	$548,481	$2,000,113	$771,476
Net Operating Expenses	$591,398	$689,531	$1,352,740	$3,878,340
Net Income (Loss)	$(98,332)	$(270,452)	$(515,653)	$(3,619,192)
Basic and Diluted Net Income (Loss) per Share	$(0.00)	$(0.01)	$(0.01)	$(0.11)

Balance Sheets Data	As of June 30, 2016	As of June 30, 2015	As of December 31, 2015
Cash and Cash Equivalents	$228,654	$227,513	$555,780
Total Current Assets	$505,381	$545,525	$712,962
Total Current Liabilities	$398,208	$265,412	$593,020
Working Capital (deficit)	$107,173	$280,113	$119,942
Total Stockholders’ Equity	$124,306	$339,386	$137,890
Accumulated Deficit	$(4,229,598)	$(3,886,065)	$(4,131,266)

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RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing our securities. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

Risks Related to Our Business

Marijuana remains illegal under federal law

Marijuana is a Schedule I controlled substance and is illegal under federal law. Even in states that have legalized the use of marijuana, its sale and use remain violations of federal law. The illegality of marijuana under federal law preempts state laws that legalize its use. Therefore, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan.

Our business is dependent on laws pertaining to the marijuana industry

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug, which is viewed as highly addictive and having no medical value. The United States Federal Drug Administration has not approved the sale of marijuana for any medical application. Doctors may not prescribe cannabis for medical use under federal law, however they can recommend its use under the First Amendment. In 2010, the United States Veterans Affairs Department clarified that veterans using medicinal cannabis will not be denied services or other medications that are denied to those using illegal drugs.

As of September 2, 2016, 25 states, the District of Columbia and Guam allow their citizens to use medical cannabis through de-criminalization. Voters in the States of Oregon, Colorado, Washington, and Alaska have legalized cannabis for adult recreational use; Oregon’s law took effect on July 1, 2015; Alaska’s law was effective February 24, 2015; both the Colorado and Washington programs were enacted as of December 31, 2014. In 2016, Nevada, California, Vermont, Arizona, Connecticut and Michigan have legislative bills in various stages of progress concerning cannabis legalization.

These noted state laws, both proposed and enacted, are in conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. However, on August 29, 2013, the U.S. Department of Justice issued a memorandum providing that where states and local governments enact laws authorizing cannabis-related use, and implement strong and effective regulatory and enforcement systems, the federal government will rely upon states and local enforcement agencies to address cannabis activity through the enforcement of their own state and local narcotics laws. The memorandum further stated that the U.S Justice Department’s limited investigative and prosecutorial resources will be focused on eight priorities to prevent unintended consequences of the state laws, including distribution of cannabis to minors, preventing the distribution of cannabis from states where it is legal to states where it is not, and preventing money laundering, violence and drugged driving.

On December 11, 2014, the U.S. Department of Justice issued another memorandum with regard to its position and enforcement protocol with regard to Indian Country, stating that the eight priorities in the previous federal memo would guide the United States Attorneys' cannabis enforcement efforts in Indian Country. On December 16, 2014, as a component of the federal spending bill, the Obama administration enacted regulations that prohibit the Department of Justice from using funds to prosecute state-based legal medical cannabis programs.

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Laws and regulations affecting our industry are constantly changing

The constant evolution of laws and regulations affecting the marijuana industry could detrimentally affect our operations. Local, state and federal medical marijuana laws and regulations are broad in scope and subject to changing interpretations. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. Furthermore, violations of these laws, or alleged violations, could disrupt our business and result in a material adverse effect on our operations. In addition, we cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be directly applicable to our business.

Risk of government action

While we will use our best efforts to comply with all laws, including federal, state and local laws and regulations, there is a possibility that governmental action to enforce any alleged violations may result in legal fees and damage awards that would adversely affect us.

Because our business is dependent upon continued market acceptance by consumers, any negative trends will adversely affect our business operations

We are substantially dependent on continued market acceptance and proliferation of consumers of medical marijuana and recreational marijuana. We believe that as marijuana becomes more accepted the stigma associated with marijuana use will diminish and as a result consumer demand will continue to grow. While we believe that the market and opportunity in the marijuana space continues to grow, we cannot predict the future growth rate and size of the market. Any negative outlook on the marijuana industry may adversely affect our business operations.

In addition, it is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical marijuana will likely adversely impact the existing market for the current "marijuana pill" Marinol, sold by the mainstream pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry's products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical could make in halting the impending cannabis industry could have a detrimental impact on our business.

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FDA Regulation of marijuana and the possible registration of facilities where medical marijuana is grown could negatively affect the cannabis industry which would directly affect our financial condition

Should the federal government legalize marijuana for medical use, it is possible that the U.S. Food and Drug Administration ("FDA") would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations including cGMPs (certified good manufacturing practices) related to the growth, cultivation, harvesting and processing of medical marijuana. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where medical marijuana is grown be registered with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the medical marijuana industry and what costs, requirements and possible prohibitions may be enforced. If we are unable to comply with the regulations and/or registration as prescribed by the FDA, we may be unable to continue to operate our business.

Our clients may have difficulty accessing the service of banks

On February 14, 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed marijuana businesses. A memorandum issued by the Justice Department to federal prosecutors re-iterated guidance previously given, this time to the financial industry that banks can do business with legal marijuana businesses and "may not" be prosecuted. The Treasury Department's Financial Crimes Enforcement Network (FinCEN) issued guidelines to banks that "it is possible to provide financial services"" to state-licensed marijuana businesses and still be in compliance with federal anti-money laundering laws. The guidance falls short of the explicit legal authorization that banking industry officials had pushed the government to provide and to date, it is not clear if any banks have relied on the guidance and taken on legal marijuana companies as clients. The aforementioned policy may be administration dependent and a change in presidential administrations may cause a policy reversal and retraction of current policies, wherein legal marijuana businesses may not have access to the banking industry. Also, the inability of potential clients in our target market to open accounts and otherwise use the service of banks may make it difficult for them to contract with us.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability

Insurance that is otherwise readily available, such as general liability, and directors and officer’s insurance, is more difficult for us to find, and more expensive, because we are service providers to companies in the cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

Risks Related to the Company

Uncertainty of profitability

Our business strategy may result in increased volatility of revenues and earnings. As we will only develop a limited number of products and services at a time, our overall success will depend on a limited number of products and services, which may cause variability and unsteady profits and losses depending on the products and services offered.

Our revenues and our profitability may be adversely affected by economic conditions and changes in the market for medical and recreational marijuana. Our business is also subject to general economic risks that could adversely impact the results of operations and financial condition.

Because of the anticipated nature of the products and services that we will attempt to develop, it is difficult to accurately forecast revenues and operating results and these items could fluctuate in the future due to a number of factors. These factors may include, among other things, the following:

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·	Our ability to raise sufficient capital to take advantage of opportunities and generate sufficient revenues to cover expenses.
·	Our ability to source strong opportunities with sufficient risk adjusted returns.
·	Our ability to manage our capital and liquidity requirements based on changing market conditions generally and changes in the developing legal medical marijuana and recreational marijuana industries.
·	The acceptance of the terms and conditions of our licenses and/or the acceptance of our royalties and fees.
·	The amount and timing of operating and other costs and expenses.
·	The nature and extent of competition from other companies that may reduce market share and create pressure on pricing and investment return expectations.
·	Adverse changes in the national and regional economies in which we will participate, including, but not limited to, changes in our performance, capital availability, and market demand.
·	Adverse changes in the projects in which we plan to invest which result from factors beyond our control, including, but not limited to, a change in circumstances, capacity and economic impacts.
·	Adverse developments in the efforts to legalize marijuana or increased federal enforcement.
·	Changes in laws, regulations, accounting, taxation, and other requirements affecting our operations and business.
·	Our operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant.

Management of growth will be necessary for us to be competitive

Successful expansion of our business will depend on our ability to effectively attract and manage staff, strategic business relationships, and shareholders. Specifically, we will need to hire skilled management and technical personnel as well as manage partnerships to navigate shifts in the general economic environment. Expansion has the potential to place significant strains on financial, management, and operational resources, yet failure to expand will inhibit our profitability goals.

We are entering a potentially highly competitive market

The markets for ancillary businesses in the medical marijuana and recreational marijuana industries are competitive and evolving. In particular, we face strong competition from larger companies that may be in the process of offering similar products and services to ours. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger client bases than we have (or may be expected to have).

Given the rapid changes affecting the global, national, and regional economies generally and the medical marijuana and recreational marijuana industries, in particular, we may not be able to create and maintain a competitive advantage in the marketplace. Our success will depend on our ability to keep pace with any changes in its markets, especially with legal and regulatory changes. Our success will depend on our ability to respond to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition, operating results, liquidity, cash flow and our operational performance.

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There could be unidentified risks involved with an investment in our securities

The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in our securities. Additional risks will likely be experienced that are not presently foreseen by the Company. Prospective investors must not construe this the information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment in the Company for an indefinite period of time and who can afford to lose their entire investment. The Company makes no representations or warranties of any kind with respect to the likelihood of the success or the business of the Company, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in the Company.

The Company’s failure to continue to attract, train, or retain highly qualified personnel could harm the Company’s business.

The Company’s success also depends on the Company’s ability to attract, train, and retain qualified personnel, specifically those with management and product development skills. In particular, the Company must hire additional skilled personnel to further the Company’s research and development efforts. Competition for such personnel is intense. If the Company does not succeed in attracting new personnel or retaining and motivating the Company’s current personnel, the Company’s business could be harmed.

The Company may be unable to respond to the rapid technological change in its industry and such change may increase costs and competition that may adversely affect its business

Rapidly changing technologies, frequent new product and service introductions and evolving industry standards characterize the Company’s market. The continued growth of the Internet and intense competition in the Company’s industry exacerbate these market characteristics. The Company’s future success will depend on its ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of its products and services. The Company may experience difficulties that could delay or prevent the successful development, introduction or marketing of its products and services. In addition, any new enhancements must meet the requirements of its current and prospective users and must achieve significant market acceptance. The Company could also incur substantial costs if it needs to modify its products and services or infrastructures to adapt to these changes.

The Company also expects that new competitors may introduce products, systems or services that are directly or indirectly competitive with the Company. These competitors may succeed in developing products, systems and services that have greater functionality or are less costly than the Company’s products, systems and services, and may be more successful in marketing such products, systems and services. Technological changes have lowered the cost of operating communications and computer systems and purchasing software. These changes reduce the Company’s cost of providing services but also facilitate increased competition by reducing competitors’ costs in providing similar services. This competition could increase price competition and reduce anticipated profit margins.

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The Company’s services are new and its industry is evolving.

You should consider the Company’s prospects in light of the risks, uncertainties and difficulties frequently encountered by companies in their early stage of development, particularly companies in the rapidly evolving legal cannabis industry. To be successful in this industry, the Company must, among other things:

●	develop and introduce functional and attractive service offerings;

●	attract and maintain a large base of consumers;

●	increase awareness of the Company brand and develop consumer loyalty;

●	establish and maintain strategic relationships with distribution partners and service providers;

●	respond to competitive and technological developments;

●	build an operations structure to support the Company business; and

●	attract, retain and motivate qualified personnel.

The Company cannot guarantee that it will succeed in achieving these goals, and its failure to do so would have a material adverse effect on its business, prospects, financial condition and operating results.

Some of the Company’s products and services are new and are only in early stages of commercialization. The Company is not certain that these products and services will function as anticipated or be desirable to its intended market. Also, some of the Company’s products and services may have limited functionalities, which may limit their appeal to consumers and put the Company at a competitive disadvantage. If the Company’s current or future products and services fail to function properly or if the Company does not achieve or sustain market acceptance, it could lose customers or could be subject to claims which could have a material adverse effect on the Company business, financial condition and operating results.

As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for the Company is new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. The Company cannot guarantee that a market for the Company will develop or that demand for Company services will emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, the Company’s business, financial condition and operating results would be materially adversely affected.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any ability to report and file our financial results accurately and timely could harm our reputation and adversely impact the future trading price of our common stock.

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Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.

We currently have insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements. Additionally, there is a lack of formal process and timeline for closing the books and records at the end of each reporting period and such weaknesses restrict the Company’s ability to timely gather, analyze and report information relative to the financial statements.

Because of the Company’s limited resources, there are limited controls over information processing. There is inadequate segregation of duties consistent with control objectives. Our Company’s management is composed of a small number of individuals resulting in a situation where limitations on segregation of duties exist. In order to remedy this situation, we would need to hire additional staff. Currently, the Company is unable to hire additional staff to facilitate greater segregation of duties but will reassess its capabilities after completion of the Offering.

 If we fail to protect our intellectual property, our business could be adversely affected

Our viability will depend, in part, on our ability to develop and maintain the proprietary aspects of our technology and brands to distinguish our products and services from our competitors' products and services. We rely on patents, copyrights, trademarks, trade secrets, and confidentiality provisions to establish and protect our intellectual property.

Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the U.S., which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

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Competitors may also harm our sales by designing products that mirror the capabilities of our products or technology without infringing on our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that we will have the financial or other resources to enforce our rights or be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

Our trade secrets may be difficult to protect

Our success depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. Because we operate in a highly competitive industry, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third party’s confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party's relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to perfect our rights.

These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Our lack of patent and/or copyright protection and any unauthorized use of our proprietary information and technology may affect our business

We currently rely on a combination of protections by contracts, including confidentiality and nondisclosure agreements, and common law rights, such as trade secrets, to protect our intellectual property. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from misappropriation in the U.S. and abroad. This risk may be increased due to the lack of any patent and/or copyright protection. Any patent issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent, or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property rights on a worldwide basis in a cost-effective manner. In jurisdictions where foreign laws provide less intellectual property protection than afforded in the U.S., our technology or other intellectual property may be compromised, and our business could be materially adversely affected. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. Such litigation could result in substantial costs and diversion of our resources, including diverting the time and effort of our senior management, and could disrupt our business, as well as have a material adverse effect on our business, prospects, financial condition and results of operations. We can provide no assurance that we will have the financial resources to oppose any actual or threatened infringement by any third party. Furthermore, any patent or copyrights that we may be granted may be held by a court to infringe on the intellectual property rights of others and subject us to the payment of damage awards.

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Risks Related to Our Common Stock

Because we will likely issue additional shares of our common stock, investment in our company could be subject to substantial dilution.

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share when we issue additional shares. We are authorized to issue 100,000,000 shares of common stock, $0.00001 par value per share. As of September 2, 2016, there were 46,751,074 shares of our common stock issued and outstanding. We anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our common stock. If we do sell more common stock, investors’ investment in our company will likely be diluted. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. If dilution occurs, any investment in our company’s common stock could seriously decline in value.

The sale of our stock under the convertible notes and the common share purchase warrants could encourage short sales by third parties, which could contribute to the future decline of our stock price.

In many circumstances, the provision of financing based on the distribution of equity for companies that are traded on the OTCQB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our business. Such an event could place further downward pressure on the price of our common stock. Regardless of our activities, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our common stock, the price decline that would result from this activity will cause the share price to decline more, which may cause other stockholders of the stock to sell their shares, thereby contributing to sales of common stock in the market. If there are many more shares of our common stock on the market for sale than the market will absorb, the price of our common shares will likely decline.

Trading in our common stock on the OTCQB has been subject to wide fluctuations.

Our common stock is currently quoted for public trading on the OTCQB. The trading price of our common stock has been subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

Our Certificate of Incorporation and by-laws provides for indemnification of officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Certificate of Incorporation and By-Laws include provisions that eliminate the personal liability of our directors for monetary damages to the fullest extent possible under the laws of the State of Delaware or other applicable law. These provisions eliminate the liability of our directors and our shareholders for monetary damages arising out of any violation of a director of his fiduciary duty of due care. Under Delaware law, however, such provisions do not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit. These provisions do not affect a director's liabilities under the federal securities laws or the recovery of damages by third parties.

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We do not intend to pay dividends on any investment in the shares of stock of our Company and any gain on an investment in our Company will need to come through an increase in our stock’s price, which may never happen.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks, are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. These rules apply to companies whose shares are not traded on a national stock exchange, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the Securities and Exchange Commission. These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Tangiers Global, LLC will pay less than the then-prevailing market price for our common stock.

Our common stock to be issued to Tangiers Global, LLC pursuant to the Investment Agreement dated August 4, 2016 will be purchased at 80% of the average of the two lowest closing bid prices of our common stock during the pricing period applicable to the put notice, provided, however, an additional 10% will be added to the discount of each put if (i) we are not DWAC eligible and (ii) an additional 15% will be added to the discount of each put if we are under DTC “chill” status on the applicable date of the put notice. Tangiers Global, LLC has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Tangiers Global, LLC sells the shares, the price of our common stock could decrease. If our stock price decreases, Tangiers Global, LLC may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the investment agreement with Tangiers Global, LLC.

Pursuant to the investment agreement with Tangiers Global, LLC, when we deem it necessary, we may raise capital through the private sale of our common stock to Tangiers Global, LLC at a discounted price. Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted.

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We may not have access to the full amount available under the investment agreement with Tangiers Global, LLC.

Our ability to draw down funds and sell shares under the investment agreement with Tangiers Global, LLC requires that the registration statement of which this prospectus forms a part to be declared effective and continue to be effective. The registration statement of which this prospectus forms a part registers the resale of 5,829,842 shares issuable under the investment agreement with Tangiers Global, LLC, and our ability to sell any remaining shares issuable under the investment with Tangiers Global, LLC is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the Securities and Exchange Commission, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell all of the shares of our common stock to Tangiers Global, LLC under the investment agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the investment agreement with Tangiers Global, LLC to be declared effective by the Securities and Exchange Commission in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to Tangiers Global, LLC. Increasing the number of our authorized shares will require board and stockholder approval. Accordingly, because our ability to draw down any amounts under the investment agreement with Tangiers Global, LLC is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $5,000,000 under the investment with Tangiers Global, LLC.

Certain restrictions on the extent of puts and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the investment agreement with Tangiers Global, LLC, and as such, Tangiers Global, LLC may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing stockholders.

Tangiers Global, LLC has agreed, subject to certain exceptions listed in the investment agreement with Tangiers Global, LLC, to refrain from holding an amount of shares which would result in Tangiers Global, LLC or its affiliates owning more than 9.99% of the then-outstanding shares of our common stock at any one time. These restrictions, however, do not prevent Tangiers Global, LLC from selling shares of our common stock received in connection with a put, and then receiving additional shares of our common stock in connection with a subsequent put. In this way, Tangiers Global, LLC could sell more than 9.99% of the outstanding common stock in a relatively short time frame while never holding more than 9.99% at one time.

Use of Proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. However, we will receive proceeds from the sale of shares of our common stock pursuant to our exercise of the put right offered by Tangiers Global, LLC. We will use these proceeds for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our board of directors, in its good faith, deems to be in the best interest of the Company.

We will pay for expenses of this offering, except that the selling stockholder will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares.

Dilution

The sale of our common stock to Tangiers Global, LLC in accordance with the Investment Agreement dated August 4, 2016 will have a dilutive impact on our stockholders. As a result, our net loss per share could increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Tangiers Global, LLC in order to drawdown pursuant to the investment agreement. If our stock price decreases during the pricing period, then our existing stockholders would experience greater dilution.

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Investment Agreement with Tangiers Global, LLC

On August 4, 2016, we entered into an amended and restated investment agreement with Tangiers Global, LLC, a Wyoming limited liability company (“Tangiers”). Pursuant to the terms of the investment agreement, Tangiers committed to purchase up to $5,000,000 of our common stock over a period of up to 36 months. From time to time during the 36 month period commencing from the effectiveness of the registration statement, we may deliver a put notice to Tangiers which states the dollar amount that we intend to sell to Tangiers on a date specified in the put notice. The maximum investment amount per notice must be no more than 200% of the average daily trading dollar volume of our common stock for the eight (8) consecutive trading days immediately prior to date of the applicable put notice and such amount must not exceed an accumulative amount of $250,000. The minimum put amount is $5,000. The purchase price per share to be paid by Tangiers will be the 80% of the of the average of the two lowest closing bid prices of the Common Stock during the pricing period applicable to the put notice, provided, however, an additional 10% will be added to the discount of each put if (i) we are not DWAC eligible and (ii) an additional 15% will be added to the discount of each put if we are under DTC “chill” status on the applicable date of the put notice.

In connection with the investment agreement with Tangiers, we also entered into a registration rights agreement with Tangiers, pursuant to which we agreed to use our best efforts to, within 30 days of August 4, 2016, file with the Securities and Exchange Commission a registration statement, covering the resale of 5,829,842 shares of our common stock underlying the investment agreement with Tangiers.

The Company also issued a fixed convertible promissory note to Tangiers for the principal sum of $50,000 as a commitment fee.  The promissory note maturity date is February 14, 2017.

If this registration statement is declared effective within 90 days of the execution date of the Investment Agreement, the Company and Holder agree the principal balance of the Note will immediately be reduced by $25,000. If this registration statement is declared effective within 135 days, but no more than 90 days of the execution date of the Investment Agreement, the Company and Holder agree the principal balance of the Note will immediately be reduced by $15,000.

 The 5,829,842 shares being offered pursuant to the investment agreement with Tangiers represents12.49% of the shares issued and outstanding, assuming that the selling stockholders will sell all of the shares offered for sale. The 5,829,842 shares being offered pursuant to this prospectus represent 27.38% of the shares issued and outstanding held by non-affiliates of our company. The investment agreement with Tangiers is not transferable and any benefits attached thereto may not be assigned.

At an assumed purchase price under the Investment Agreement of $0.08 (equal to 80% of the closing price of our common stock of $0.10 on September 2, 2016), we will be able to receive up to $466,387 in gross proceeds, assuming the sale of the entire 5,829,842 Put Shares being registered hereunder pursuant to the Investment Agreement. At an assumed purchase price of $0.08 under the Investment Agreement, we would be required to register 566,701,625 additional shares to obtain the balance of $4,533,613 under the Investment Agreement. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the Investment Agreement.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the investment agreement with Tangiers. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

We intend to sell Tangiers periodically our common stock under the investment agreement and Tangiers will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Tangiers to raise the same amount of funds, as our stock price declines.

The proceeds received from any “puts” tendered to Tangiers under the investment agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our board of directors, in its good faith deem to be in the best interest of the Company.

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We may have to increase the number of our authorized shares in order to issue the shares to Tangiers if we reach our current amount of authorized shares of common stock. Increasing the number of our authorized shares will require board and stockholder approval. Accordingly, because our ability to draw down any amounts under the investment agreement with Tangiers is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $5,000,000 under the investment agreement with Tangiers.

Selling Stockholders

This prospectus relates to the resale of 5,917,442 shares of our common stock, par value $0.00001 per share, including (i) 5,829,842 shares of common stock (the “Common Shares”), shares issuable to Tangiers Global, LLC (defined below) and, (ii) 87,600 shares previously issued to an individual shareholder.

This prospectus relates to the resale of up to 5,829,842 shares of the Common Shares, issuable to Tangiers Global, LLC (“Tangiers”), a selling stockholder pursuant to a “put right” under an amended and restated investment agreement (the “Investment Agreement”), dated August 4, 2016, that we entered into with Tangiers. The Investment Agreement permits us to “put” up to five million dollars ($5,000,000) in shares of our common stock to Tangiers over a period of up to thirty-six (36) months or until $5,000,000 of such shares have been “put.”

The selling stockholder may offer and sell, from time to time, any or all of shares of our common stock to be sold to Tangiers Global, LLC under the Investment Agreement dated August 4, 2016.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholder as of September 2, 2016 and the number of shares of our common stock being offered pursuant to this prospectus. We believe that the selling stockholder has sole voting and investment powers over its shares.

Because the selling stockholder may offer and sell all or only some portion of the 5,917,442 shares of our common stock being offered pursuant to this prospectus, the numbers in the table below representing the amount and percentage of these shares of our common stock that will be held by the selling stockholder upon termination of the offering are only estimates based on the assumption that the selling stockholder will sell all of its shares of our common stock being offered in the offering.

The selling stockholder has not had any position or office, or other material relationship with us or any of our affiliates over the past three years.

To our knowledge, the selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
Tangiers Global, LLC(4)	0	5,829,842	0	*
Brian E. Johnson	87,600	87,600	0	*

Notes
*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

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(2)	We have assumed that the selling stockholder will sell all of the shares being offered in this offering.

(3)	Based on 5,917,442 shares of our common stock issued and outstanding as of September 2, 2016. Shares of our common stock being offered pursuant to this prospectus by a selling stockholder are counted as outstanding for computing the percentage of the selling stockholder.

(4)	Justin Ederle has the voting and dispositive power over the shares owned by Tangiers Global, LLC.

Plan of Distribution

This prospectus relates to the resale of 5,917,442 shares of our common stock, par value $0.00001 per share, including (i) 5,829,842 shares of common stock (the “Common Shares”), shares issuable to Tangiers Global, LLC (defined below) and, (ii) 87,600 shares previously issued to an individual shareholder.

This prospectus relates to the resale of up to 5,829,842 shares of the Common Shares, issuable to Tangiers Global, LLC (“Tangiers”), a selling stockholder pursuant to a “put right” under an amended and restated investment agreement (the “Investment Agreement”), dated August 4, 2016, that we entered into with Tangiers. The Investment Agreement permits us to “put” up to five million dollars ($5,000,000) in shares of our common stock to Tangiers over a period of up to thirty-six (36) months or until $5,000,000 of such shares have been “put.”

The Amended and Restated Investment Agreement with Tangiers is not transferable.

At an assumed purchase price under the Investment Agreement of $0.08 (equal to 80% of the closing price of our common stock of $0.10 on September 2, 2016), we will be able to receive up to $466,387 in gross proceeds, assuming the sale of the entire 5,829,842 Put Shares being registered hereunder pursuant to the Investment Agreement. At an assumed purchase price of $0.08 under the Investment Agreement, we would be required to register 566,701,625 additional shares to obtain the balance of $4,533,613 under the Investment Agreement. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the Investment Agreement.

The selling stockholder may, from time to time, sell any or all of shares of our common stock covered hereby on the OTCQB, or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. A selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

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The selling stockholder may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Tangiers Global, LLC is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

The selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and will inform it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933).

Description of Securities

Capital Stock

We are authorized to issue 5,000,000 shares of preferred stock, $0.01 par value, and 100,000,000 shares of Common stock, $0.00001 par value.

Preferred Stock

As of September 2, 2016, we had 0 shares of preferred stock issued and outstanding.

 Common Stock

As of September 2, 2016, 46,751,074 shares of common stock are issued and outstanding.

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The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our certificate of incorporation, bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. Dividend rights of both our common and preferred shareholders will entitle them to the same dividend that other shareholders of the same class receive.

Warrants

As of June 30, 2016 and December 31, 2015, the Company issued fully-vested warrants to the Company’s independent board member to purchase up to two hundred and fifty thousand (250,000) shares of common stock at an exercise price of sixty-three cents ($0.63) per share were outstanding, exercisable within five (5) years of the date of issuance on November 19, 2014. The grant date fair value of the warrants, as calculated based on the Black-Scholes valuation model, was $0.59 per share. There were no outstanding unvested warrants or new issuances of warrants during the three months ended June 30, 2016; consequently, no stock-based compensation expense associated with warrant was recorded during the six months ended June 30, 2016.

As of June 30, 2016 and December 31, 2015, as the exercise price per share exceeded the price per share of our common shares, there was no aggregate intrinsic value of outstanding warrants. As of June 30, 2016 and December 31, 2015, the warrants had 3.6 and 3.3 years remaining until expiration, respectively. No warrants were issued or outstanding during or preceding the six months ended June 30, 2016.

Options

There are no outstanding options to purchase our securities.

Experts and Counsel

The financial statements of our company included in this prospectus for the fiscal year ended December 31, 2015 has been audited by Pritchett, Siler & Hardy, PC, and the fiscal year ended December 31, 2014 has been audited by Cutler & Co. LLC, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in the prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

_____________ will render a legal opinion as to the validity of the shares of the common stock to be registered hereby.

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Interest of Named Experts and Counsel

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Information with respect to Our Company

Description of Business

American Cannabis Company, Inc. and subsidiary is a publicly listed company quoted on the OTCQB under the symbol “AMMJ”. We are based in Denver, Colorado and operate a fully-integrated business model that features end-to-end solutions for businesses operating in regulated cannabis industry in states and countries where cannabis is regulated and/or has been de-criminalized for medical use and/or legalized for recreational use. We provide advisory and consulting services specific to this industry, design industry-specific products and facilities, and manage a strategic group partnership that offers both exclusive and non-exclusive customer products commonly used in the industry.

We are a Delaware corporation formed on September 24, 2001 with the name Naturewell, Inc., which became Brazil Interactive Media, Inc. (“BIMI”) on March 13, 2013 pursuant to a merger transaction that resulted in the Company becoming the owner of a Brazilian interactive television technology and television production company, BIMI, Inc. We became American Cannabis Company, Inc. on September 29, 2014, pursuant to an Agreement and Plan of Merger dated May 15, 2014 (the “Merger Agreement”) between the Company, Cannamerica Corp. (“Merger Sub”), a wholly-owned subsidiary of BIMI, and Hollister & Blacksmith, Inc. d/b/a American Cannabis Consulting (“American Cannabis Consulting”). Pursuant to the Merger Agreement, which was consummated and became effective on September 29, 2014, Merger Sub was merged with and into American Cannabis Consulting through a reverse triangular merger transaction (the “Reverse Merger”), we changed our name to “American Cannabis Company, Inc.”, and our officers and directors in office prior to the Merger Agreement resigned and American Cannabis Consulting appointed new officers and directors to serve our Company. In concert with the Merger Agreement, we consummated a complete divestiture of BIMI, Inc. pursuant to a Separation and Exchange Agreement dated May 16, 2014 (the “Separation Agreement”) between the Company, BIMI, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and Brazil Investment Holding, LLC (“Holdings”), a Delaware limited liability company. On October 10, 2014, we changed our stock symbol from BIMI to AMMJ.

Industry and Regulatory Overview

As of June 28, 2016, 25 states, the District of Columbia and Guam allow their citizens to use medical cannabis through de-criminalization. Voters in the States of Oregon, Colorado, Washington, and Alaska have legalized cannabis for adult recreational use; Oregon’s law took effect on July 1, 2015; Alaska’s law was effective February 24, 2015; both the Colorado and Washington programs were enacted as of December 31, 2014. In 2016, Nevada California, Vermont, Arizona, Connecticut and Michigan have legislative bills in various stages of progress concerning cannabis legalization.

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Additionally, there are active efforts by many advocacy groups seeking to expand the legalization of cannabis, including, but not limited to the Marijuana Policy Project, a leading advocate for major state-level marijuana policy reforms that have resulted in successful efforts to pass 10 of the 15 most recent state medical marijuana laws (in Arizona, Delaware, Illinois, Maryland, Michigan, Minnesota, Montana, New Hampshire, Rhode Island, and Vermont) and five of the seven most recent decriminalization laws (in Delaware, Maryland, Massachusetts, Rhode Island, and Vermont).

These advocacy groups and others are devoting significant resources to ending prohibition in 12 more states by 2019, including in the States of Arizona, California, Massachusetts, and Nevada, as well as lobbying and building coalitions to regulate marijuana in several states that do not have the option of voter initiatives, including in: Delaware, Illinois, Maryland, New Hampshire, Rhode Island, Texas, and Vermont and are also advocating for medical marijuana-related bills in several other states, including Georgia, Texas, and West Virginia.

These noted state laws, both proposed and enacted, are in conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. However, on August 29, 2013, the U.S. Department of Justice issued a memorandum providing that where states and local governments enact laws authorizing cannabis-related use, and implement strong and effective regulatory and enforcement systems, the federal government will rely upon states and local enforcement agencies to address cannabis activity through the enforcement of their own state and local narcotics laws. The memorandum further stated that the U.S Justice Department’s limited investigative and prosecutorial resources will be focused on eight priorities to prevent unintended consequences of the state laws, including distribution of cannabis to minors, preventing the distribution of cannabis from states where it is legal to states where it is not, and preventing money laundering, violence and drugged driving.

On December 11, 2014, the U.S. Department of Justice issued another memorandum with regard to its position and enforcement protocol with regard to Indian Country, stating that the eight priorities in the previous federal memo would guide the United States Attorneys' cannabis enforcement efforts in Indian Country. On December 16, 2014, as a component of the federal spending bill, the Obama administration enacted regulations that prohibit the Department of Justice from using funds to prosecute state-based legal medical cannabis programs.

Investment Agreement with Tangiers Global, LLC

On August 4, 2016, we entered into an amended and restated investment agreement with Tangiers Global, LLC, a Wyoming limited liability company (“Tangiers”). Pursuant to the terms of the investment agreement, Tangiers committed to purchase up to $5,000,000 of our common stock over a period of up to 36 months. From time to time during the 36 month period commencing from the effectiveness of the registration statement, we may deliver a put notice to Tangiers which states the dollar amount that we intend to sell to Tangiers on a date specified in the put notice. The maximum investment amount per notice must be no more than 200% of the average daily trading dollar volume of our common stock for the eight (8) consecutive trading days immediately prior to date of the applicable put notice and such amount must not exceed an accumulative amount of $250,000. The minimum put amount is $5,000. The purchase price per share to be paid by Tangiers will be the 80% of the of the average of the two lowest closing bid prices of the Common Stock during the pricing period applicable to the put notice, provided, however, an additional 10% will be added to the discount of each put if (i) we are not DWAC eligible and (ii) an additional 15% will be added to the discount of each put if we are under DTC “chill” status on the applicable date of the put notice.

In connection with the investment agreement with Tangiers, we also entered into a registration rights agreement with Tangiers, pursuant to which we agreed to use our best efforts to, within 30 days of August 4, 2016, file with the Securities and Exchange Commission a registration statement, covering the resale of 5,829,842 shares of our common stock underlying the investment agreement with Tangiers.

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The Company also issued a fixed convertible promissory note to Tangiers for the principal sum of $50,000 as a commitment fee.  The promissory note maturity date is February 14, 2017.

If this registration statement is declared effective within 90 days of the execution date of the Investment Agreement, the Company and Holder agree the principal balance of the Note will immediately be reduced by $25,000. If this registration statement is declared effective within 135 days, but no more than 90 days of the execution date of the Investment Agreement, the Company and Holder agree the principal balance of the Note will immediately be reduced by $15,000.

The 5,829,842 shares being offered pursuant to the investment agreement with Tangiers represents 12.49% of the shares issued and outstanding, assuming that the selling stockholders will sell all of the shares offered for sale. The 5,829,842 shares being offered pursuant to this prospectus represent 27.38% of the shares issued and outstanding held by non-affiliates of our Company. The investment agreement with Tangiers is not transferable and any benefits attached thereto may not be assigned.

At an assumed purchase price of $0.08 we will be able to receive up to $466,387 in gross proceeds, assuming the sale of the 5,829,842 shares of our common stock pursuant to the investment agreement with Tangiers, being the number of shares being offered pursuant to this prospectus. We may be required to further increase our authorized shares in order to receive the entire purchase price. Tangiers has agreed to refrain from holding an amount of shares which would result in Tangiers owning more than 9.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the investment agreement with Tangiers. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

We intend to sell Tangiers periodically our common stock under the investment agreement and Tangiers will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Tangiers to raise the same amount of funds, as our stock price declines.

The aggregate investment amount of $5,000,000 was determined based on numerous factors, including the following: The proceeds received from any “puts” tendered to Tangiers under the investment agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our board of directors, in its good faith deem to be in the best interest of our Company.

We may have to increase the number of our authorized shares in order to issue the shares to Tangiers if we reach our current amount of authorized shares of common stock. Increasing the number of our authorized shares will require board and stockholder approval. Accordingly, because our ability to draw down any amounts under the investment agreement with Tangiers is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $5,000,000 under the investment agreement with Tangiers.

In order for us to sell any remaining shares issuable under the Investment Agreement for the remaining $4,533,613, we would be required to file one or more additional registration statements registering the resale of these shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. We cannot guarantee that we will be successful in preparing and filing one or more additional registration statements registering the resale of the shares. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the Investment Agreement.

There are no broker fees or commissions with respect to the Investment Agreement and Registration Rights Agreement payable for any Put. Other than as discussed below, we have not entered into any prior transactions with Tangiers or its affiliates.

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Business Overview

We primarily operate within two divisions within the regulated cannabis industry: (i) consulting and professional services; and, (ii) the sale of products and equipment commonly utilized in the cultivation, processing, transportation or retail sale of cannabis. We do not hold any ownership interests, direct or indirect, in businesses which hold a license to produce and/or sell cannabis. We do not sell, cultivate, manufacture, or transact cannabis.

Consulting Services

We offer consulting services for companies associated with the cannabis industry in all stages of development. Our service offerings include the following:

•	Cannabis Business Planning. Our commercial cannabis business planning services are structured to help those pursuing state based operational licensing to create and implement effective, long-range business plans. We work with our clients to generate a comprehensive strategy based on market need and growth opportunities, and be a partner through site selection, site design, the development of best operating practices, the facility build-out process, and the deployment of products. We understand the challenges and complexities of the regulated commercial cannabis market and we have the expertise to help client businesses thrive.

•	Cannabis Business License Applications. Our team has the experience necessary to help clients obtain approval for their state license and ensure their company remains compliant as it grows. We have crafted successful, merit-based medical marijuana business license applications in multiple states and we understand the community outreach and coordination of services necessary to win approval. As part of the process for crafting applications, we collaborate with clients to develop business protocols, safety standards, a security plan, and a staff training program. Depending on the nature of our clients’ businesses and needs, we can work with our clients to draft detailed cultivation plans, create educational materials for patients, or design and develop products that comply with legal state guidelines

•	Cultivation Build-out Oversight Services. We offer cultivation build-out consulting as part of our Cannabis Business Planning service offerings. We help clients ensure their project timeline is being met, facilities are being designed with compliance and the regulated cannabis industry in mind, and that facilities are built to the highest of quality standards for cannabis production and/or distribution. This enables a seamless transition from construction to cultivation, ensuring that client success is optimized and unencumbered by mismanaged construction projects.

•	Cannabis Regulatory Compliance. Based on our thorough understanding of regulated commercial cannabis laws nationwide, we can help client cultivation operations, retail dispensaries and/or infused-product kitchen businesses to meet and maintain regulatory compliance for both medical and recreational markets. We partner with our clients to establish standard operating procedures in accordance with their state’s regulation and help them implement effective staff hiring and training practices to ensure that employees adhere to relevant guidelines.

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•	Compliance Audit Services. Our regulatory compliance service offerings include compliance auditing. The regulated cannabis industry is developing rapidly with evolving laws and regulations, and navigating through current and new regulations and systems can be tedious and daunting. To assist our clients in addressing these challenges, we offer compliance audits performed by our experienced and knowledgeable staff; our team members maintain comprehensive oversight of the cannabis industry while staying up-to-date on current and new laws and regulations. Our compliance audits assess various regulatory topics, including: (1) licensing requirements; (2) visitor intake procedures; (3) seed-to-sale inventory tracking; (4) proper waste disposal procedures; (5) recordkeeping and documentation requirements; (6) cannabis transportation procedures; (7) packaging and labeling requirements; (8) security requirements; (9) product storage; (10) mandatory signage; and (11) preparedness for state and local inspections.

•	Cannabis Business Growth Strategies. Our team shares its collective knowledge and resources with our clients to create competitive, forward-looking cannabis business growth strategies formulated to minimize risk and maximize potential. We customize individual plans for the unique nature of our client businesses, their market and big-picture goals, supported with a detailed analysis and a thorough command of workflow best practices, product strategies, sustainability opportunities governed by a core understanding or regulatory barriers and/or opportunities.

•	Cannabis Business Monitoring. The regulated commercial cannabis industry is constantly growing and shifting, and the ongoing monitoring of a cannabis business allows it to remain responsive to evolving consumer demands and state regulations as well as potential operations problems. We offer fully-integrated business analysis solutions. Our monitoring services include sales tracking, market assessment, loss prevention strategies, review of operational efficiency and workflow recommendations. Additionally, our services include Strength, Weakness, Opportunity and Threat (“SWOT”) analysis, where we analyze client operations to pinpoint strengths, weaknesses, opportunities and threats. Our SWOT analyses allow clients to focus their efforts and resources on the most critical areas along these dimensions.

Equipment and Supplies

In addition to professional consulting services, we operate an equipment and supplies division for customers in the cannabis industry, including through American Cultivator Co., our Group Purchasing Organization that enables customers to procure commonly used cultivation supplies at low prices associated with high volume purchases. Our major product offerings include the following:

•	The Satchel™. The Satchel was invented in response to regulatory changes in Colorado and elsewhere that require child-proof exit containers. The Satchel is a pouch-like case designed as a high-quality, child-proof exit package solution for the regulated cannabis industry. The Satchel meets child-safety requirements of the Consumer Products Safety Commission (“CPSC”), making it compliant in all states, and the Satchel’s drawstring and toggle lock fulfills the requirements of the Poison Prevention Packaging Act of 1970 (16 CFR part 1700). There are few products meeting regulatory standards, and even fewer that offer distinctive quality. The Satchel will meet all current exit packaging regulations, featuring a child-proof closure that completely conceals the contents inside. On March 29, 2016, the U.S. Patent and Trademark Office issued us Patent No. 9,296,524 B2 for the Satchel.

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•	SoHum Living Soil™. The right grow methodology is critical to the success of any cannabis cultivation operation, and SoHum Living Soil™ is our solution to ensure that our customers can implement an optimal methodology that will maximize quality and yields while simplifying the cultivation process and reducing risk of operator error and test failure. The SoHum medium is a fully amended Just-add-water soil that contains none of the synthetic components found in other potting mixes and requires no chemical additives to spur growth. Compared with comparable methodologies, SoHum Living Soil™ offers a number of key advantages, including: (1) consistent Pyto-pharmaceutical-grade product quality; (2) improved plant resistance to disease; and (3) reduced operator error.

•	High Density Cultivation System (HDCS™). A key metric in the success of a cultivation operation is the maximization of available space to grow. Our High Density Cultivation System is a solution designed to ensure that space is used in the most efficient manner possible. The system takes advantage of the existence of vertical space, with racks installed vertically and placed on horizontal tracking to eliminate multiple isles and create multiple levels of space with which to grow plants. The High Density Cultivation System allows customers to increase production capacity without the need to add additional square footage to the operation.

•	The Cultivation Cube™. The Cultivation Cube™ is a self-contained, scalable cultivation system that is compliant with regulatory guidelines. The Cultivation Cube™ allows commercial cannabis cultivation operations to maximize space, yield and profit through an innovative design that provides a fully integrated growing solution. The Cultivation Cube utilizes more lights per square foot than traditional grow systems, which translates to profit increases per square foot. The Cultivation Cube™ is also stackable, which allows customers to achieve vertical gains and effectively doubles productive square-footage. It is an ideal solution for commercial-scale cultivation within limited space, with numerous advantages over other traditional grow systems, including: (1) flexibility to fit customer build-out sites; (2) efficient speed-to-market with fast delivery and set-up; (3) increased security with limited access units; (4) risk mitigation through precision environmental controls; and, (5) is compatible with lean manufacturing principles and operations.

•	Other Products. We offer our clients a diverse array of commonly utilized product offerings from across all areas of the regulated cannabis industry, including cultivation operations, medicinal and recreational cannabis dispensary operations, and infused-products. Examples of products available through American Cultivator Co. include HID Ballasts, reflectors, MH and HPS bulbs, T5 fixtures, mediums, nutrients and fertilizers, growing containers, flood tables, reservoirs, and various other supplies, including cleaning products and office supplies. We also offer a Group Purchasing Organization (“GPO”) focused on disposables to creates purchasing power by leveraging groups of businesses to obtain discounts from vendors based on the collective buying power of the GPO.

Sales and Marketing

We sell our services and products throughout the United States in states that have implemented regulated cannabis programs as well as Canada. We intend to expand our offerings as more new countries, states and jurisdictions as they adopt state-regulated or federal programs.

Research and Development

As a component of our equipment and supplies offerings, from time-to-time we design and develop our own proprietary products to meet demand in markets where current offerings are insufficient. These products include, but are not limited to: the Satchel™, Cultivation Cube™, So-Hum Living Soils™ and the HDCS™. Costs associated with the development of new products are expensed as occurred as research and development operating expenses. During the year ended December 31, 2015, our research and development costs were $51,115 as compared to $12,863 for the fiscal year ended December 31, 2014.

Significant Customers

For the year ended December 31, 2015 and December 31, 2014, in the aggregate, three customers and two customers, respectively, accounted for 74% and 52% of the Company’s total revenues for each respective period.

On a geographical basis, for the year ended December 31, 2015, approximately 91% and 9% of our total revenues were generated from the United States and Canada, respectively. For the year ended December 31, 2014, approximately 70% and 30% of our total revenues for the period were generated from the United States and Canada, respectively.

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Intellectual Property

On March 29, 2016, the U.S. Patent and Trademark Office issued us Patent No. 9,296,524 B2 for the Satchel.

We may file for additional patent protection as we deem appropriate to protect new products. We also had trademark applications pending to protect our branding and logos. These pending applications included trademarks for American Cannabis Company (stylized and/or with design logo), American Cannabis Consulting (stylized and/or with design logo), the design and colors used in our leaf logo, the Cultivation Cube (stylized and/or with design logo), our slogan (“Growing the Next Frontier”), and two word marks and the logo associated with SoHum Living Soil.

Competition

Our competitors include professional services firms dedicated to the regulated cannabis industry as well as suppliers of equipment and supplies commonly utilized in the cultivation, processing, or retail sale of cannabis. We compete in markets where cannabis has been legalized and regulated, which includes various states within the United States, it’s territories and Indian Country therein and Canada. We expect that the quantity and composition of our competitive environment will continue to evolve as the industry matures. Additionally, increased competition is possible to the extent that new states and geographies enter the marketplace as a result of continued enactment of regulatory and legislative changes that de-criminalize and regulate cannabis products. We believe that by being well established in the industry, our experience and success to date, and continued expansion of service and product offerings in new and existing locations are factors that mitigate the risk associated with operating in a developing competitive environment. Additionally, the contemporaneous growth of the industry as a whole will result in new customers entering the marketplace, thereby further mitigating the impact of competition on our operations and results.

Employees

As of September 2, 2016, we have nine (9) full-time employees, all of whom are U.S based, primarily in Colorado at our Denver headquarters. None of our U.S employees are represented by a labor union.

Description of Property

Our Offices

Our headquarters are located at 5690 Logan Street, Unit A, Denver CO. 80216, where we lease office space under a contract effective July 28, 2015, expiring on July 31, 2020. Under the terms of the lease, payments are $4,500 per month for the first 36 months of the lease, and escalate thereafter.

We believe that our existing office facilities are adequate for our needs. Should we require additional space at that time, or prior thereto, we believe that such space can be secured on commercially reasonable terms.

Legal Proceedings

On January 20, 2016, we were named as a defendant in a civil suit entitled “Anthony Baroud vs. Hollister & Blacksmith, Inc., dba American Cannabis Company” filed in the Circuit Court of Cook County, Illinois. The Company filed a motion to dismiss on April 3, 2016. On May 18, 2016, the Court granted the motion to dismiss.

Market Price of and Dividends on Our Common Equity
and Related Stockholder Matters

Market information

Our common stock trades on the OTCQB. On October 10, 2014, we changed our ticker symbol from “BIMI” to “AMMJ”. As of December 31, 2015, there were 500 holders of record of our common stock.

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The following table sets forth the quarterly high and low sale prices for our common shares for the last two completed fiscal years and the subsequent interim periods. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. The following table sets forth, for the periods indicated, the high and low closing sales prices of our common stock:

2016	High	Low
Quarter Ended June 30	$0.33	$0.10
Quarter Ended March 31	$0.19	$0.09

2015	High	Low
Quarter ended December 31	$0.15	$0.15
Quarter ended September 30	$0.09	$0.08
Quarter ended June 30	$0.33	$0.28
Quarter ended March 31	$0.40	$0.38

2014	High	Low
Quarter ended December 31	$1.00	$0.49
Quarter ended September 30	$1.45	$0.65
Quarter ended June 30	$1.50	$0.11
Quarter ended March 31	$0.76	$0.05

On August, 26, 2016, the closing price of our common stock as reported by the OTC Markets Group was $0.10 per share.

Transfer Agent

Pacific Stock Transfer Company, located at 6725 Via Austi Pkwy., #300, Las Vegas NV 89119 and telephone number of (702) 361-3033 is the registrar and transfer agent for our common stock.

Approximate Number of Equity Security Holders

As of September 2, 2016, there were approximately 681 holders of record of our common stock. Because shares of the Company’s common stock are held by depositaries, brokers and other nominees, the number of beneficial holders of the Company’s shares is substantially larger than the number of stockholders of record.

Dividends

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to increase our working capital and do not anticipate paying any cash dividends in the foreseeable future.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	—	—	—

Equity compensation plans not approved by security holders	250,000	$0.63	—

Total	250,000	$0.63	—

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(1)	Historically, the Company has granted restricted shares that are subject to forfeiture. Pursuant to SEC guidance, these RSUs are not reportable in the table above.

(2)	Historically, the Company has granted restricted shares that are subject to forfeiture. Pursuant to SEC guidance, these RSUs are not reportable in the table above. Restricted shares subject to forfeiture have a weighted average exercise price of $0.00.

(3)	The Company equity compensation grants to date have been approved on a grant-by-grant basis, as opposed to under an umbrella equity compensation plan establishing a total number of grants available.

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FINANCIAL STATEMENTS

Financial Statements for the Years Ended December 31, 2015 and 2014	Page
American Cannabis Company, Inc.
Report of Independent Registered Public Accounting firm	31

Consolidated Balance Sheets	33

Consolidated Statements of Operations	34

Consolidated Statements of Stockholders’ Equity (Deficit)	36

Consolidated Statements of Cash Flows	35

Notes to Consolidated Financial Statements	37

Financial Statements for the Three Month and Six Month Periods Ended June 30, 2016 and 2015

Condensed Consolidated Balance Sheets	52

Condensed Consolidated Statements of Operations	53

Condensed Consolidated Statements of Cash Flows	54

Notes to Condensed Consolidated Financial Statements	55

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

American Cannabis Company, Inc.

Denver, Colorado

We have audited the accompanying consolidated balance sheet of American Cannabis Company, Inc. (the “Company”) as of December 31, 2015 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Cannabis Company, Inc. as of December 31, 2015 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Pritchett, Siler and Hardy PC

Farmington Utah

April 11, 2016

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 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

American Cannabis Company, Inc.

Denver, Colorado

We have audited the accompanying consolidated balance sheet of American Cannabis Company, Inc. (formerly Brazil Interactive Media, Inc.) and subsidiary company (collectively the “Company”) as of December 31, 2014, and the related consolidated statements of operations, movement in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Cannabis Company, Inc. (formerly Brazil Interactive Media, Inc.) and subsidiary company as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Cutler & Co, LLC

Wheat Ridge, Colorado

April 13, 2015

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AMERICAN CANNABIS COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS
Current Assets
Cash and equivalents	$555,780	$165,213
Accounts receivable, net	48,285	57,642
Deposits	9,345	181,941
Inventory	67,435	44,606
Prepaid expenses and other current assets	32,117	12,325
Total Current Assets	712,962	461,727

Property and Equipment
Property and equipment - Cost	18,585	9,927
Accumulated depreciation	(5,137)	(1,562)
Property and equipment - net	13,448	8,365

Other Assets
Deposits	4,500	0
Total Other Assets	4,500	0

TOTAL ASSETS	$730,910	$470,092

LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable	$218,334	$62,136
Advances from clients	220,966	173,528
Convertible note, net of discount	60,252	24,551
Accrued and other current liabilities	93,468	125,518
Total Current Liabilities	593,020	385,733

Total Liabilities	593,020	385,733

Commitments and contingencies

Shareholder's equity
Common stock, $0.00001 par value; 100,000,000 shares authorized; 44,808,731 and 44,518,750 issued and outstanding at December 31, 2015 and December 31, 2014, respectively	448	446
Common stock to be issued, 898,940 and 30,000 shares, respectively	—
Additional paid-in capital	4,268,708	3,699,526
Accumulated deficit	(4,131,266)	(3,615,613)
Total Shareholder's equity	137,890	84,359

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$730,910	$470,092

The accompanying notes are an integral part of these consolidated financial statements

Table of Contents	33

AMERICAN CANNABIS COMPANY, IN.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

Revenues
Consulting Services	$693,225	$677,633
Products and equipment	2,106,662	581,379
Total Revenues	2,799,887	1,259,012

Cost of Revenues
Cost of consulting services	182,161	322,134
Cost of products and equipment	1,817,952	449,342
Total Cost of Revenues	2,000,113	771,476

Gross Profit	799,774	487,536

Operating expenses
General and administrative	687,082	3,652,181
Investor Relations	307,069	23,132
Selling and marketing	307,474	190,164
Research and development	51,115	12,863
Total Operating expenses	1,352,740	3,878,340

Loss from Operations	(552,966)	(3,390,804)

Other Income (expense)
Gain on extinguishment of debt	72,771	35,000
Interest Income (expense)	(35,458)	(263,388)
Total Other Income (expense)	37,313	(228,388)

Loss before taxes	(515,653)	(3,619,192)
Income Tax expense (benefit)	0	0

NET LOSS	($515,653)	($3,619,192)

Basic and diluted net income (loss) per common share	($0.01)	($0.11)

Basic and diluted weighted average common shares outstanding	44,637,046	32,545,546

The accompanying notes are an integral part of these consolidated financial statements

Table of Contents	34

AMERICAN CANNABIS COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASHFLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(515,653)	$(3,619,192)
Adjustments to reconcile net (loss ) to net cash (used in )
operating activities:
Depreciation	3,575	1,077
Amortization of discount on convertible notes payable	35,701	263,215
Stock-based compensation to employees	124,099	3,320,328
Stock-based compensation to service providers	195,088	49,800
Gain on extinguishment of debt	(72,771)	(35,000)
Bad debt expenses	30,753	9,338
Changes in operating assets and liabilities
Accounts receivable	(21,396)	(65,730)
Deposits current and non-current	168,096	(181,941)
Inventory	(22,829)	(44,606)
Prepaid expenses and other current assets	(19,792)	(7,807)
Advances from clients	47,438	162,419
Accrued and other current liabilities	40,720	120,381
Accounts payable	156,196	61,780
Net Cash provided Operating Activities	149,225	34,062

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash assumed from Brazil Interactive Media, Inc., net of expenses	0	90,181
Purchases of property and equipment	(8,658)	(7,677)
Net Cash provided (Used in) Investing Activities	(8,658)	82,504

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common shares to founders	250,000	0
Distributions to stockholders	0	(4,000)
Proceeds from stock-based compensation	0	50
Proceeds from short-term notes payable	0	35,000
Net Cash Provided by Financing Activities	250,000	31,050

NET INCREASE IN CASH	390,567	147,616

CASH AT BEGINNING OF PERIOD	165,213	17,597

CASH AT END OF YEAR	$555,780	$165,213

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$—	$261
Cash paid (received) during the period for income taxes, net	$—	$—

Supplemental disclosure of non-cash transactions
Convertible notes payable assumed from Brazil Interactive Media, Inc.,
net of accumulated discount amortization	$—	$(84,836)

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	35

AMERICAN CANNABIS CORPORATION

CONSOLIDATED STATEMENTS OF  SHAREHOLDER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Common
	Stock Shares	Common Stock		Additional Paid-In	Retained	Total Stockholder's
	Issuable	Share	Amount	Capital	Deficit	Equity
Balance as of December 31, 2013		25,368,502	$254	$546	$7,579	$8,379
Distribution to stockholders					($4,000)	($4,000)
Stock-based compensation granted prior to reverse merger		6,342,126	$64	$3,133,009		$3,133,073
Recapitalization upon reverse merger		8,714,372	$87	$5,258		$5,345
Stock-based compensation - restricted shares				$40,903		$40,903
Stock-based compensation warrants				$146,551		$146,551
Common shares issuable for services to related party	30,000			$18,300		$18,300
Common shares issued for services		50,000	$1	$31,499		$31,500
Conversion of convertible notes payable into common shares		4,043,750	$40	$323,460		$323,500
Net Loss for the period ended December 31, 2014					($3,619,192)	($3,619,192)
Balance as of December 31, 2014	30,000	44,518,750	$446	$3,699,526	($3,615,613)	$84,359
Shares issued for services	35,607	250,000	$2	$195,085		$195,087
Shares issued for cash	833,333			$250,000		$250,000
Stock-based compensation granted to employees		164,981	$2	$124,097		$124,099
Recension and cancellation of common shares		(125,000)	($2)			($2)
Net Loss for the period ended December 31, 2015					($515,653)	($515,653)
Balance as of December 31, 2015	898,940	44,808,731	$448	$4,268,708	($4,131,266)	$137,890

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	36

AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Note 1. Description of the Business

American Cannabis Company, Inc. and its subsidiary Company, Hollister& Blacksmith, Inc., doing business as American Cannabis Consulting (“American Cannabis Consulting”), (collectively “the “Company”) are based in Denver, Colorado and operate a fully-integrated business model that features end-to-end solutions for businesses operating in the regulated cannabis industry in states and countries where cannabis is regulated and/or has been de-criminalized for medical use and/or legalized for recreational use. We provide advisory and consulting services specific to this industry, design industry-specific products and facilities, and sell both exclusive and non-exclusive customer products commonly used in the industry.

American Cannabis Company, Inc. is a publicly listed Company quoted on the OTCQB under the symbol “AMMJ”.

American Cannabis Company, Inc. was incorporated in the State of Delaware on September 24, 2001 under the name Naturewell, Inc. to develop and market clinical diagnostic products using immunology and molecular biologic technologies.

On March 13, 2013, Naturewell, Inc. completed a merger transaction whereby it acquired 100% of issued and outstanding share capital of Brazil Interactive Media, Inc. (“BIMI”), which operated as a Brazilian interactive television company and television production company through its wholly owned Brazilian subsidiary company EsoTV Brasil Promoção Publicidade Licenciamento e Comércio Ltda. (“EsoTV”). Naturewell’s Certificate of Incorporation were amended to reflect a new name: Brazil Interactive Media, Inc.

On May 15, 2014, BIMI entered into a merger agreement (“the Merger Agreement”) to acquire 100% of the issued and outstanding shares of American Cannabis Consulting while simultaneously disposing of 100% of the issued share capital EsoTV (“the Separation Agreement”). Both the merger with American Cannabis Consulting and disposal of EsoTV were completed on September 29, 2014. BIMI subsequently amended its Certificate of Incorporation to change its name to American Cannabis Company, Inc. On October 10, 2014, American Cannabis Company, Inc. changed its stock symbol from BIMI to AMMJ.

The foregoing descriptions of the Merger Agreement and Separation Agreement do not purport to be complete and are qualified in their entirety by the terms of such agreements, which are filed as exhibits to the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on October 3, 2014.

Immediately following the completion of the Merger Agreement, former shareholders of American Cannabis Consulting owned 31,710,628 shares of American Cannabis Company, Inc.’s common stock representing 78.44% of American Cannabis Company, Inc.’s issued and outstanding share capital. Accordingly, American Cannabis Consulting was deemed to have been the accounting acquirer in a Reverse Merger which resulted in a recapitalization of the Company. Consequently, the Company’s financial statements reflect the results of American Cannabis Consulting since Inception (March 5, 2013) and of American Cannabis Company, Inc. (formerly BIMI) from September 29, 2014 to December 31, 2014.

See Note 14. “Stockholders’ Equity” for further information regarding the accounting related to the Reverse Merger.

Note 2. Summary of Significant Accounting Policies

Basis of Accounting

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The Company has elected a fiscal year ending on December 31.

Table of Contents	37

AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Use of Estimates in Financial Reporting

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statements in the period they are deemed to be necessary. Significant estimates made in the accompanying financial statements include but are not limited to following: those related to revenue recognition, allowance for doubtful accounts and unbilled services, lives and recoverability of equipment and other long-lived assets, contingencies and litigation. The Company is subject to uncertainties, such as the impact of future events, economic, environmental and political factors, and changes in the business climate; therefore, actual results may differ from those estimates. When no estimate in a given range is deemed to be better than any other when estimating contingent liabilities, the low end of the range is accrued. Accordingly, the accounting estimates used in the preparation of the Company's financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes. Changes in estimates are made when circumstances warrant. Such changes and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are held in operating accounts at a major financial institution.

The company maintains its cash balances in three national financial institutions. Accounts at these institutions are insured by Federal Deposit Insurance Corporation insurance for up to $250,000 per institution. For the years ended December 31, 2015 and 2014, the Company had uninsured balances of $267,238 and $0, respectively. Management believes that these financial institutions are financially sound and the risk of loss is minimal.

Restricted Cash

Restricted cash is recorded at cost, which approximates fair value. There was no restricted cash included in current assets on our balance sheets as of December 31, 2015 and December 31, 2014. Restricted cash previously related to remaining proceeds from a short-term note entered into on March 21, 2014 and fully satisfied on May 15, 2014 (see Note 7. Convertible Notes Payable).

Inventory

Inventory is comprised of products and equipment owned by the Company to be sold to end-customers. Inventory is valued at cost, based on the specific identification method, unless and until the market value for the inventory is lower than cost, in which case an allowance is established to reduce the valuation to market value. As of December 31, 2014, market values of all of the Company’s inventory were greater than cost, and accordingly, no such valuation allowances was recognized. As of December 31, 2015 and December 31, 2014, the Company had capitalized $57,170 and $40, 051 of costs associated with the construction of demo inventory, including but not limited to parts for the assembly of scalable cultivation systems; and accordingly, no amortization or depreciation expense was recorded related to this asset for each year, then ended.

Deposits

Deposits is comprised of advance payments made to third parties, primarily for inventory for which the Company has not yet taken title. When the Company takes title to inventory for which deposits are made, the related amount is classified as inventory, then recognized as a cost of revenues upon sale (see “Costs of Revenues” below).

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets is primarily comprised of advance payments made to third parties for independent contractors’ services or other general expenses. Prepaid services and general expenses are amortized over the applicable periods which approximate the life of the contract or service period.

Table of Contents	38

AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Accounts Receivable

Accounts receivable are recorded at the net value of face amount less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and, based on a method of specific identification of any accounts receivable for which it deems the net realizable value to be less than the gross amount of accounts receivable recorded, establishes an allowance for doubtful accounts for those balances. In determining its need for an allowance for doubtful accounts, the Company considers historical experience, analysis of past due amounts, client creditworthiness and any other relevant available information. However, the Company’s actual experience may vary from its estimates. If the financial condition of its clients were to deteriorate, resulting in their inability or unwillingness to pay the Company’s fees, it may need to record additional allowances or write-offs in future periods. This risk is mitigated to the extent that the Company receives retainers from its clients prior to performing significant services.

The allowance for doubtful accounts, if any, is recorded as a reduction in revenue to the extent the provision relates to fee adjustments and other discretionary pricing adjustments. To the extent the provision relates to a client's inability to make required payments on accounts receivables, the provision is recorded in operating expenses. As of December 31, 2015 and December 31, 2014 our allowance for doubtful accounts was $8,419 and $9,338, respectively. For December 31, 2015 and December 31, 2014, we recorded bad debt expense of $30,753 and $9,338, respectively, which is reflected as a component of general and administrative expenses on the consolidated statement of operations.

Significant Customers

On a geographical basis, for the year ended December 31, 2015, approximately 91% and 9% of our total revenues were generated from the United States and Canada, respectively. For the year ended December 31, 2014, approximately 70% and 30% of our total revenues for the period were generated from the United States and Canada, respectively.

On a geographical basis, for the year ended December 31, 2015, approximately 91% and 9% of our total revenues were generated from the United States and Canada, respectively. For the year ended December 31, 2014, approximately 70% and 30% of our total revenues for the period were generated from the United States and Canada, respectively.

Property and Equipment, net

Property and Equipment is stated at net book value, cost less depreciation. Maintenance and repairs are expensed as incurred. Depreciation of owned equipment is provided using the straight-line method over the estimated useful lives of the assets, ranging from two to seven years. Depreciation of capitalized construction in progress costs, a component of property and equipment, net, begins once the underlying asset is placed into service. Property and equipment is reviewed for impairment as discussed below under “Accounting for the Impairment of Long-Lived Assets.” The Company had not capitalized any interest as of December 31, 2014 and 2013.

Accounting for the Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to forecasted undiscounted net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on discounted cash flows, appraised values or management's estimates, depending upon the nature of the assets. The Company did not record any impairment charges related to long-lived assets during the year ended December 31, 2015 and December 31, 2014.

Beneficial Conversion Feature

If the conversion features of conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ACF”) Topic 470-20 Debt with Conversion and Other Options. In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense over the life of the debt using the effective interest method.

Table of Contents	39

AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Revenue Recognition

Revenue is recognized in accordance with FASB ASC Topic 605, Revenue Recognition. The Company recognizes revenue when persuasive evidence of an arrangement exists, the related services are rendered or delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.

The Company primarily generates revenues from professional services consulting agreements. These arrangements are generally entered into on a time basis, for a fixed-fee or on a contingent fee basis. Generally, a prepayment or retainer is required prior to performing services.

Revenues from time-based engagements are recognized as the hours are incurred by the Company.

Revenues from fixed-fee engagements are recognized under the completed or proportional performance methods. Management reviews arrangement to determine whether or not the fixed-fee is for a final deliverable or act which is significant to the arrangement as a whole. If it is, revenue is recognized under the completed performance method, in which revenue is recognized once the final act or deliverable is performed or delivered. Revenue recognized under the proportional performance method is recognized as services are performed. Under this method, the Company estimates the amount of completed work in comparison to the total services to be provided under the arrangement or deliverable in order to determine the amount of revenue to be recognized. Revenue recognition is affected by a number of factors that change the estimated amount of work required to complete the deliverable, such as changes in scope, timing, awaiting notification of license award from local government, and the level of client involvement. Losses, if any, on fixed-fee engagements are recognized in the period in which the loss first becomes probable and reasonably estimable. During the year ended December 31, 2015 and December 31, 2014, no such losses have occurred. The Company believes if an engagement terminates prior to completion it can recover the costs incurred related to the services provided.

The Company occasionally enters into arrangements for which revenues are contingent upon achieving a pre-determined deliverable or future outcome. Any contingent revenue for these arrangements is not recognized until the contingency is resolved and collectability is reasonably assured.

The Company’s arrangements with clients may include terms to deliver multiple services or deliverables. These contracts specifically identify the services to be provided with the corresponding deliverable. The value for each deliverable is determined based on the prices charged when each element is sold separately or by other vendor-specific objective evidence (“VSOE”), or estimates of stand-alone selling prices. Revenues are recognized in accordance with the Company’s accounting policies for the elements as described above. The elements qualify for separation when the deliverables have value on a stand-alone basis and the value of the separate elements can be established by VSOE or an estimated selling price.

While assigning values and identifying separate elements requires judgment, selling prices of the separate elements are generally readily identifiable as the Company also sells those elements individually outside of a multiple services engagement. Contracts with multiple elements typically incorporate a fixed-fee or hourly pricing structure. Arrangements are typically terminable by either party upon sufficient notice and do not include provisions for refunds relating to services provided.

Differences between the timing of billings and the recognition of revenue are recognized as either unbilled revenue (a component of accounts receivable) or deferred revenue on the consolidated balance sheet. Revenues recognized for services performed but not yet billed to clients are recorded as unbilled revenue.

Table of Contents	40

AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, are included as a component of revenues. Typically, an equivalent amount of reimbursable expenses are included in total direct client service costs. Reimbursable expenses related to time and materials and fixed-fee engagements are recognized as revenue in the period in which the expense is incurred and collectability is reasonably assured. Taxes collected from customers and remitted to governmental authorities are presented in the statement of operations on a net basis.

Revenue from product and equipment sales, including delivery fees, is recognized when an order has been obtained, the price is fixed and determinable, the product is shipped, title has transferred and collectability is reasonably assured. Generally, our suppliers’ drop-ship orders to our clients with origin terms. For any shipments with destination terms, the Company defers revenue until delivery to the customer. During the year ended December 31, 2015 and December 31, 2014, sales returns were not significant and as such, no sales return allowance had been recorded as of December 31, 2015 nor at December 31, 2014. During the year ended December 31, 2015, the Company generated revenue from the sale of products to a company managed by a Director of the Company.

Costs of Revenues

The Company’s policy is to recognize costs of revenue in the same manner in conjunction with revenue recognition. Cost of revenue includes the costs directly attributable to revenue recognition and includes compensation and fees for services, travel and other expenses for services and costs of products and equipment. Selling, general and administrative expenses are charged to expense as incurred.

Advertising and Promotion Costs

Advertising and promotion costs are included as a component of selling and marketing expense and are expensed as incurred. During the year ended December 31, 2015 and December 31, 2014, these costs were $79,989 and $29,858, respectively.

Shipping and Handling Costs

For product and equipment sales, shipping and handling costs are included as a component of cost of revenues.

Stock-Based Compensation

Restricted shares are awarded to employees and service providers and entitle the grantee to receive shares of common stock at the end of the established vesting period. The fair value of the grant is based on the stock price on the date of grant. We recognize related compensation costs on a straight-line basis over the requisite vesting period of the award, which to date has been one year from the grant date. During the years ended December 31, 2015 and December 31, 2014, stock-based compensation expense for restricted shares was $319,187 and $3,370,128, respectively. Compensation expense for warrants and options is based on the fair value of the instruments on the grant date, which is determined using the Black-Scholes valuation model, and are expensed over the expected term of the awards. During the year ended December 31, 2015 and December 31, 2014, compensation expense for warrants and options was $0 and $146,551, respectively.

Income Taxes

Our corporate status changed from an S-Corporation, which it had been since inception, to a C-Corporation during the year ended December 31, 2014. As provided in Section 1361 of the Internal Revenue Code, for income tax purposes, S-Corporations are not subject to corporate income taxes; instead, the owners are taxed on their proportionate share of the S-Corporation’s taxable income. Accordingly, we were only subject to income taxes for a portion of 2014. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns in accordance with applicable accounting guidance for accounting for income taxes, using currently enacted tax rates in effect for the year in which the differences are expected to reverse. We record a valuation allowance when necessary to reduce deferred tax assets to the amount expected to be realized.  For the year ended December 31, 2015 and December 31, 2014, due to cumulative losses since our corporate status changed, we recorded a valuation allowance against our deferred tax asset that reduced our income tax benefit for the period to zero. As of December 31, 2015 and December 31, 2014, we had no liabilities related to federal or state income taxes and the carrying value of our deferred tax asset was zero. The years 2010 to 2015 remain subject to examination by the Company’s major tax jurisdictions

Table of Contents	41

AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Net Income (Loss) Per Common Share

The Company reports net income (loss) per common share in accordance with FASB ASC 260, “Earnings per Share”. This statement requires dual presentation of basic and diluted earnings with a reconciliation of the numerator and denominator of the earnings per share computations. Basic net income (loss) per share is computed by dividing net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period and excludes the effects of any potentially dilutive securities. Diluted net income (loss) per share gives effect to any dilutive potential common stock outstanding during the period. The computation does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings.

Related Party Transactions

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Pursuant to ASC 850-10-20, related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Material related party transactions are required to be disclosed in the consolidated financial statements, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which statements of operation are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which statements of operations are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement. During the year ended December 31, 2015, the Company generated revenue from the sale of products to a company managed by a Director of the Company.

See Note 10. Related Party Transactions for associated disclosures.

Reclassifications

Certain balance sheet reclassifications have been made to prior period balances to reflect the current period’s presentation format; such reclassifications had no impact on the Company’s consolidated statements of operations or consolidated statements of cash flows and had no material impact on the Company’s consolidated balance sheets.

Table of Contents	42

AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15 “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). By incorporating and expanding upon certain principles that are currently in U.S. auditing standards, ASU 2014-15 requires management to assess whether there is substantial doubt about the entity’s ability to continue as a going concern . Specifically, ASU 2014-15 (1) provides a definition of the term substantial doubt, (2) requires an evaluation every reporting period including interim periods, (3) provides principles for considering the mitigating effect of management’s plans, (4) requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) requires an express statement and other disclosures when substantial doubt is not alleviated, and (6) requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company has not elected to early adopt the provisions of ASU 2014-15, and accordingly, the requirements of ASU 2014-15 will apply beginning with the year ended December 31, 2016. The Company is currently evaluating the effects, if any, that the application of ASU 2014-15 will have on disclosures associated with its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-9 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-9”), which provides a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. This guidance is effective for annual reporting and interim periods beginning after December 15, 2016 and allows for either full retrospective or modified retrospective application, with early adoption not permitted. Accordingly, the standard becomes effective for the Company on January 1, 2017. The Company is currently evaluating the adoption method it will apply and the impact that this guidance will have on its consolidated financial statements and related disclosures.

Note 3. Accounts Receivable, net

Accounts receivable, net, was comprised of the following:

	December 31, 2015	December 31, 2014
Gross accounts receivable	$56,704	$66,980
Less: allowance for doubtful accounts	(8,419)	(9,338)
Accounts receivable, net	$48,285	$57,642

For the years ended December 31, 2015 and December 31, 2014, the Company had bad debt expense of $30,753 and $9,338, respectively.

Table of Contents	43

AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Note 4. Deposits

Deposits was comprised of the following as of December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
Inventory deposits	$9,345	$179,941
Operating lease deposits	0	2,000
Deposits	$9,345	$181,941

Inventory deposits reflect down payments made to suppliers or manufacturers under inventory purchase agreements.

Note 5. Inventory

Inventory as of December 31, 2015 and December 31, 2014 of $67,435 and $44,606 was comprised of finished goods in-transit to customers and also costs associated with the construction of demo inventory, including but not limited to parts for the assembly of scalable cultivation systems. The cost of this demo inventory was 57,170 as of December 31, 2015 and $40,051 as of December 31, 2014.

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Note 6. Property and Equipment, net

Property and equipment, net, was comprised of the following:

	December 31, 2015	December 31, 2014
Office equipment	$7,472	$5,742
Furniture and fixtures	8,777	2,935
Machinery and equipment	2,336	1,250
Property and equipment, gross	18,585	9,927
Less: accumulated depreciation	(5,137)	(1,562)
Property and equipment, net	$13,448	$8,365

For the year ended December 31, 2015 and December 31, 2014, the Company recorded depreciation expense of $3,575 and $1,077, respectively.

Note 7. Convertible Notes Payable

On April 24, 2014, Brazil Interactive Media, Inc. issued convertible notes payable in the total amount of $395,000. The convertible notes payable have a maturity date of April 24, 2016, pay zero interest, and are convertible until maturity at the holders’ discretion into shares of the Company’s common stock at $0.08 per share. Brazil Interactive Media, Inc.’s share price on April 24, 2014 was $0.24 and accordingly, the intrinsic value of the beneficial conversion feature attached to these convertible notes payable was $590,000. However, as the amount of debt discount to be recognized cannot exceed the face value of the convertible notes payable, the convertible notes payable were discounted by the maximum permissible amount of $395,000 due to the intrinsic value of the beneficial conversion option.

During the period from April 24, 2014 through the effective date of the Merger, September 29, 2014, no convertible notes payable were converted into shares of Brazil Interactive Media, Inc. common stock and $84,836 debt discount was amortized during the period. Accordingly as at the effective date of the Reverse Merger, September 29, 2014, a total of $395,000 of convertible notes payable and unamortized debt discount of $310,164 was recognized in the Company’s consolidated financial statements.

During the period from September 29, 2014 to December 31, 2014, $323,500 of the convertible notes payable were converted into 4,043,750 shares of common stock and $263,215 of debt discounted was amortized in the period. The balance of unamortized debt discount outstanding in respect of convertible notes payable that converted into shares of American Cannabis Company, Inc. common stock was amortized in full at the date of conversion.

As of December 31, 2015, the convertible notes payable had a $71,500 face value and a discount of $11,248, for a net carrying value of $60,252 which is reflected on the Company’s balance sheet as convertible notes payable, net. As of December 31, 2014, the convertible notes payable had a $71,500 face value and a discount of $46,949, for a net carrying value of $24,551 that is reflected on the Company’s balance sheet as Convertible notes payable, net. The convertible notes payable are convertible into 893,750 shares of American Cannabis Company, Inc. common stock. As of April 11th, 2016, the maturity date on this note has been renegotiated to April 24th, 2018. On April 12, 2016, the Company received notice of partial conversion of this note in the amount $58,000 convertible into 725,000 shares of restricted common stock at a price of $0.08 per share.,

On May 15, 2014, as a result of the issuance of the convertible notes payable, a secured promissory note that American Cannabis Consulting had originally entered into on March 21, 2014 was deemed to be fully satisfied. This secured promissory note had a principal amount of $35,000 and an interest rate of 5% per annum. The Company recorded interest expense related to this note of $260 during the year ended December 31, 2014. The Company recorded a gain on debt extinguishment of $35,000 during the year ended December 31, 2014.

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Note 8. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	December 31, 2015	December 31, 2014
Accrued legal fees	$0	0
Accrued payroll liabilities	18,185	11,522
Accrued accounting fees	0	5,000
Due to directors	0	1,999
Accrual for inventory products sold and shipped (in transit)	64,050	0
Other	11,233	5,488
Accrued and other current liabilities	$93,468	$125,518

Note 9. Net Income (Loss) per Common Share

The following is a reconciliation of weighted common shares outstanding used in the calculation of basic and diluted net income (loss) per common share:

	Year Ended	Year Ended
	December 31, 2015	December 31, 2014
Net income (loss)	$(515,653)	$(3,619,192)
Weighted average shares used for basic net income (loss) per common share	44,637,046	32,542,940
Incremental diluted shares	—	—
Weighted average shares used for diluted net income (loss) per common share	44,637,046	32,542,940
Net income (loss) per common share:
Basic	$(0.11)	$(0.01)
Diluted	$(0.11)	$(0.01)

As of December 31, 2015, no potentially dilutive shares were issued or outstanding. As a result of the net loss for the period, the Company excluded 681,569 total shares from its calculation of diluted net income (loss) per common share for the year ended December 31, 2014 because their effect would have been antidilutive. These shares were comprised of 38,255 shares of common stock, 26,289 of warrants and 617,055 of share equivalents associated with convertible notes payable.

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Note 10. Related Party Transactions

Previously, the Company purchased inventory and equipment from Baroud Development Group, in which Anthony Baroud, the Company’s former Chief Technology Officer and a former Director of the Company, is an owner. During the year ended December 31, 2014, such purchases totaled $40,715. No such transactions occurred during 2015. For the year ended December 31, 2015, the Company generated revenue from the sale of products to an entity controlled by a Director.

During the year ended December 31, 2014, prior to the Reverse Merger, the Company distributed a total of $4,000 to its co-founders and owners, Corey Hollister and Ellis Smith.

During the year ended December 31, 2015 and December 31, 2014, the Company incurred $38,360 and $30,227, respectively, of expense payable to New Era CPAs, an accounting firm in which Antonio Migliarese, the Company’s former Chief Financial Officer, was a partner.

During the year ended December 31, 2015 and December 2014, the Company sold $25,214 and $0, respectively, of equipment and supplies to a customer managed by a Director of the Company. As of December 31, 2015 and December 2014, the Company was owed $17,512 and $0, respectively, from this customer.

Note 11. Commitments and Contingencies

Under the terms of our agreement with the manufacturer of our exit packing product, the SatchelTM, we were committed to the purchase of a total of 500,000 units. During 2015 the Company met its purchase obligation, and on September 2015 the Company exercised its contractual right to purchase additional units at a negotiated price.

Under the terms of the Company’s various consulting agreements with clients, the Company is obligated to perform certain future services.

On January 20, 2016, we were named as a defendant in a civil suit entitled: Anthony Baroud vs. Hollister & Blacksmith, Inc., dba American Cannabis Company filed in the Circuit Court of Cook County, Illinois. The lawsuit seeks damages of $100,000 related to an employment contract. The Company filed a motion to compel contractual arbitration that has yet to be ruled on by the Court.

On April 14, 2014, the Company entered into a 106 day lease of office space to house its corporate offices which converted to a month to month lease at the end of the lease term. Under the terms of the lease, payments were $2,000 during the lease term and $4,000 per month after the lease term expired.

On July 28, 2015, the Company entered into a 5 year lease for 6,500 square feet of office space to house its corporate offices. Under the terms of the lease, payments are $4,500 per month for the first 36 months of the lease, and escalate thereafter.

The following table summarizes the Company’s future lease obligations:

Year	Amount
2016	$54,000
2017	$54,000
2018	$54,000
2019	$56,320
2020	$33,610
Total	$251,930

During the years ended December 31, 2015 and 2014, the company incurred $53,800 and $20,933, respectively, in rent expense.

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Note 12. Stock-based Compensation

During the years ended December 31, 2015 and December 31, 2014, the Company recorded a total of $319,187 and $3,370,128, respectively, of stock-based compensation expense, which was the result of the following activity:

Restricted Shares

From time to time, the Company grants certain employees restricted shares of its common stock to provide further compensation in-lieu of wages and to align the employee’s interests with the interests of its stockholders. Because vesting is based on continued employment, these equity-based incentives are also intended to attract, retain and motivate personnel upon whose judgment, initiative and effort the Company’s success is largely dependent.

The following table summarizes the Company’s restricted share award activity during the year ended December 31, 2015:

	Restricted Shares	Weighted Average
	Common Stock	Grant Date Fair Value
Outstanding unvested at December 31, 2014	—	$—
Granted	150,000	0.94
Vested restricted shares	—	—
Forfeited	—	—
Outstanding unvested at December 31, 2015	150,000	0.94
Granted	164,981	0.21
Vested restricted shares	(100,000)	0.94
Forfeited	(50,000)	0.94
Outstanding unvested at December 31, 2015	164,981	$0.94

During the year ended December 31, 2015, the Company granted 164,981 restricted shares and recognized $124,099 in associated employee stock-based compensation expense. There were 150,000 restricted shares granted as of December 31, 2014 and recognized $40,903 in associated employee stock-based compensation expense. The fair value of restricted stock units is determined based on the quoted closing price of the Company’s common stock on the date of grant.

Warrants

In connection with his appointment to the Company’s board of directors, the Company granted its independent board member, Vincent “Tripp” Keber, warrants to purchase up to two hundred and fifty thousand (250,000) shares of common stock at an exercise price of sixty-three cents ($0.63) per share, exercisable within five (5) years of the date of issuance on November 19, 2014. Additionally, Mr. Keber shall be eligible to receive options for 400,000 shares of common stock under the Company’s incentive plan, as and when duly approved by the Board of Directors.

The Company uses the Black-Scholes valuation model to determine the fair value of warrants as of the grant date. Assumptions used in this calculation for the warrant award to purchase 250,000 shares of common stock include expected volatility of 160.7%, based on an average of historical data of the Company’s stock price and the stock prices of three comparable companies that are also included in the marijuana index, a risk-free rate of 1.62%, based on U.S. Treasury yields as published by the Federal Reserve, a dividend yield of 0.0%, as the Company has not historically paid dividends nor does it have any plans to do so in the foreseeable future, and an expected term of five years. The grant date fair value of the warrants, as calculated based on these assumptions, was $0.59 per share.

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

During 2015 and 2014, the Company had the following warrant activity:

	Common Stock Warrants	Weighted Average Grant Date Fair Value
Outstanding unvested at December 31, 2013	—	$—
Granted	250,000	0.59
Exercised	—	—
Expired or forfeited	—	—
Outstanding unvested at December 31, 2014	250,000	0.59
Granted	—	—
Exercised	—	—
Expired or forfeited	—	—
Outstanding unvested at December 31, 2015	250,000	$0.59
Vested at December 31, 2015	250,000	$0.59
Unvested at December 31, 2015	—	$—

Compensation expense associated with warrants was $146,551 for the year ended December 31, 2015 and is reflected on the consolidated statement of operations as a component of general and administrative expenses. No warrants were issued or outstanding during 2015, and accordingly, there was no compensation expense associated with warrants for the year ended December 31, 2015.

As of December 31, 2015, the exercise price per share exceeded the price per share of our common shares. There was no aggregate intrinsic value of outstanding warrants.

Note 13. Income Taxes

As part of the Reverse Merger, the Company’s corporate status changed from an S-Corporation, which it had been since inception, to a C-Corporation. As provided in Section 1361 of the Internal Revenue Code, for income tax purposes, S-Corporations are not subject to corporate income taxes; instead, the owners are taxed on their proportionate share of the S-Corporation’s taxable income. Accordingly, the Company was not subject to income tax for the year ended December 31, 2015 and was only subject to income taxes for a portion of the year ended December 31, 2014.

The following table displays a reconciliation from the U.S. statutory rate to the effective tax rate and the provision for (benefit from) income taxes for the years ended December 31, 2015 and 2014, respectively:

	December 31, 2015	December 31, 2014
Tax benefit at the US statutory rate of 34%	$175,322	$1,230,525
State income tax benefit	23,875	$167,569
Non-deductible expenses including non-deductible pre-merger losses	(773)	(2,057)
Change in valuation allowance	(198,424)	(1,396,037)
Total income tax benefit	$—	$—

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

Deferred tax assets (liabilities) consisted of the following:

	December 31, 2015	December 31, 2014
Net operating loss carryforwards	$76,630	$16,361
Stock based compensation	1,402,777	1,278,414
Beneficial conversion feature accumulated amortization	13,791	—
Valuation allowance	(1,493,199)	(1,294,775)
Total deferred tax assets	$—	$—

Due to cumulative net losses since the change in our corporate status to a C-Corporation, the Company determined that it is not more likely than not that its deferred tax asset would be realizable. Accordingly, the Company recorded a valuation allowance for the full amount of its deferred tax asset, resulting in a zero carrying value of the Company’s deferred tax asset and no benefit from or provision for income taxes for the year ended December 31, 2015 and December 31, 2014. As of December 31, 2014, the carrying value of the Company’s deferred tax assets was zero due to the valuation allowance. Federal and state operating loss carry forwards of $198,369 as of December 31, 2016 begin expiring on 2034. The years 2010 to 2015 remain subject to examination by the Company’s major tax jurisdictions.

Utilization of the net operating loss carry forwards and credits may be subject to a substantial annual limitation due to ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986, as amended, and similar state provisions.

Note 14. Stockholders’ Equity

Preferred Stock

The American Cannabis Company, Inc. is authorized to issue 5,000,000 shares of preferred stock at $0.01 par value.

No shares of preferred stock were issued and outstanding during the year ended December 31, 2015 or the period from Inception (March 5, 2013) to December 31, 2013.

Common Stock

In connection with the September 29, 2014 Reverse Merger as described in Note 1. “Description of the Business”, American Cannabis Consulting was deemed to have been the accounting acquirer in accordance with U.S. GAAP. Consequently, the Company’s consolidated financial statements reflect the results of American Cannabis Consulting since Inception (March 5, 2013) and of American Cannabis Company, Inc. (formerly BIMI) from September 29, 2014 to December 31, 2014.

As a reverse triangular merger, the Reverse Merger resulted in a recapitalization of American Cannabis Company, Inc. (formerly BIMI). This recapitalization included retrospective restatement of all stock issuance by American Cannabis Consulting from Inception (March 5, 2013), whereby the issued and outstanding shares of American Cannabis Consulting common stock were retrospectively restated for a 1:3,171.0628 forward share split to recognize the exchange ratio associated with the Reverse Merger, and for the change in the par value of shares issued in connection with the Reverse Merger.

On the date of the Reverse Merger, an additional 8,714,372 shares were issued, and accordingly, $87 of common stock was recorded (8,714,372 shares issued multiplied by the $0.00001 par value) and additional paid-in capital of $5,258 was recorded, reflecting the net assets assumed from Brazil Interactive Media, Inc. in connection with the Reverse Merger.

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

As a result of the transactions described above, as of December 31, 2015, the balances of common stock and additional paid-in capital were $448 and $4,268,708, respectively. As a result of the transactions described above, as of December 31, 2014, the balances of common stock and additional paid-in capital were $446 and $3,699,526, respectively. American Cannabis Company, Inc. is authorized to issue 100,000,000 common shares at $0.00001 par value per share and 5,000,000 shares of preferred stock at $0.01 par value.

Note 15. Reportable Segments

The Company has no reportable segments as it only operates in the regulated cannabis industry, as a provider of professional consulting services, products and equipment.

Note 16. Subsequent Events

We have evaluated all events that occurred after the balance sheet date through the date when our financial statements were issued to determine if they must be reported.

As of December 31, 2015, the convertible notes payable had a $71,500 face value and a discount of $11,248, for a net carrying value of $60,252 which is reflected on the Company’s balance sheet as convertible notes payable, net. As of December 31, 2014, the convertible notes payable had a $71,500 face value and a discount of $46,949, for a net carrying value of $24,551 that is reflected on the Company’s balance sheet as Convertible notes payable, net. The convertible notes payable are convertible into 893,750 shares of American Cannabis Company, Inc. common stock. As of April 11th, 2016, the maturity date on this note has been renegotiated to April 24th, 2018. On April 12, 2016, the Company received notice of partial conversion of this note in the amount of $58,000 convertible into 725,000 shares of restricted common stock at a price of $0.08 per share.

Our management has determined that other than as disclosed above, there were no reportable subsequent events to be disclosed.

SUPPLEMENTARY DATA

The Company is a smaller reporting Company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information required under this item.

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AMERICAN CANNABIS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS  (Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current Assets
Cash and equivalents	$228,654	$555,780
Accounts receivable, net of allowance $2,486 and $8,419, respectively	151,736	48,285
Deposits	6,500	9,345
Inventory	67,728	67,435
Prepaid expenses and other current assets	50,763	32,117
Total Current Assets	505,381	712,962

Property and equipment - net	12,633	13,448

Other Assets
Deposits	4,500	4,500
Total Other Assets	4,500	4,500

TOTAL ASSETS	$522,514	$730,910

LIABILITIES AND SHAREHOLDER'S DEFICIT
Current Liabilities
Accounts payable	$71,843	$218,334
Advances from clients	115,550	220,966
Convertible note, net of discount of $10,935 and $11,248, respectively	139,065	60,252
Accrued and other current liabilities	71,750	93,468
Total Current Liabilities	398,208	593,020

Total Liabilities	398,208	593,020

Commitments and contingencies

Shareholder's deficit
Common stock, $0.00001 par value; 100,000,000 shares authorized; 46,585,814 and 44,808,731 issued and outstanding at June 30, 2016 and December 31, 2015, respectively	465	448
Additional paid-in capital	4,353,439	4,268,708
Accumulated deficit	(4,229,598)	(4,131,266)
Total Shareholder's deficit	124,306	137,890

TOTAL LIABILITIES AND SHAREHOLDER'S DEFICIT	$522,514	$730,910

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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AMERICAN CANNABIS CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Revenues
Consulting Services	$211,863	$268,488	$459,473	$464,058
Product and equipment	231,785	200,257	524,579	448,354
Total Revenues	443,648	468,745	984,052	912,412

Cost of Revenues
Cost of consulting services	51,278	88,632	99,800	146,483
Cost of products and equipment	145,848	176,347	380,857	401,998
Total Cost of Revenues	197,126	264,979	480,657	548,481

Gross Profit	246,522	203,766	503,395	363,931

Operating expenses
General and administrative	307,953	130,454	531,440	252,578
Investor Relations	893	56,286	18,068	187,702
Selling and marketing	19,662	113,224	40,477	207,529
Research and development	1,413	11,350	1,413	41,722
Total Operating expenses	329,921	311,314	591,398	689,531

Loss from Operations	(83,399)	(107,548)	(88,003)	(325,600)

Other Income (expense)
Gain on debt extinguishment	—	72,771	—	72,771
Interest Income (expense)	(1,376)	(8,837)	(10,329)	(17,623)
Total Other Income (expense)	(1,376)	63,934	(10,329)	55,148

Net Loss before taxes	(84,775)	(43,614)	(98,332)	(270,452)
Income Tax expense (benefit)	—	—	—	—

NET LOSS	$(84,775)	$(43,614)	$(98,332)	$(270,452)

Basic and diluted net loss per common share *	($0.00)	($0.00 )*	($0.00 )*	($0.01)

Basic and diluted weighted average common shares outstanding	46,375,168	45,752,033	45,628,580	45,275,183

* denotes a loss of less than $(0.01).

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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AMERICAN CANNABIS CORPORATION

CONSOLIDATED STATEMENT OF CASHFLOWS

FOR THE 6 MONTHS ENDED JUNE 30, 2016 AND 2015

(UNAUDITED)

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:	$(98,332)	$(270,452)
Net loss
Adjustments to reconcile net loss) to net cash (used in)
operating activities:
Bad debt expense	13,344	0
Depreciation	2,477	1,474
Amortization of discount on convertible notes payable	10,372	17,704
Stock-based compensation to employees	14,422	80,394
Stock-based compensation to service providers	9,198	107,385
Gain on debt extinguishment	—	(72,771)
Changes in operating assets and liabilities
Accounts receivable	(116,795)	(44,842)
Deposits	2,845	102,202
Inventory	(293)	(25,600)
Prepaid expenses and other current assets	(18,646)	(5,606)
Advances from clients	(105,416)	(144,115)
Accrued and other current liabilities	(31,214)	(1,511)
Accounts payable	(146,491)	80,370
Net Cash used in Operating Activities	(464,529)	(175,368)

CASH FLOWS USED INVESTING ACTIVITIES:
Purchases of property and equipment	(1,662)	(12,332)
Net Cash Used in Investing Activities	(1,662)	(12,332)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible notes payable	139,065	—
Proceeds from issuance of common shares	—	250,000
Net Cash Provided by Financing Activities	139,065	250,000

NET (DECREASE) INCREASE IN CASH	(327,126)	62,300

CASH AT BEGINNING OF PERIOD	555,780	165,213

CASH AT END OF YEAR	$228,654	$227,513

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$—	$(80)
Cash paid (received) during the period for income taxes, net	$—	$—
Non-Cash Investing and financing activities with Debt Conversion
Conversion of notes payable to shares of common stock	$70,326	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 and 2015
(Unaudited)

Note 1. Description of the Business

American Cannabis Company, Inc. and its subsidiary Company, Hollister & Blacksmith, Inc., doing business as American Cannabis Consulting (“American Cannabis Consulting”), (collectively “the “Company”) are based in Denver, Colorado and operate a fully-integrated business model that features end-to-end solutions for businesses operating in the regulated cannabis industry in states and countries where cannabis is regulated and/or has been de-criminalized for medical use and/or legalized for recreational use. The Company provides advisory and consulting services specific to this industry, designs industry-specific products and facilities, and manages a strategic group partnership that offers both exclusive and non-exclusive customer products commonly used in the industry. American Cannabis Company, Inc. is a publicly listed company quoted on the OTCQB under the symbol “AMMJ”.

Note 2. Summary of Significant Accounting Policies

Basis of Accounting

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The Company has elected a fiscal year ending on December 31. Certain balance sheet reclassifications have been made to prior period balances to reflect the current period’s presentation format; such reclassifications had no impact on the Company’s consolidated statements of operations or consolidated statements of cash flows and had no material impact on the Company’s consolidated balance sheets.

Reclassifications

Prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates in Financial Reporting

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statements in the period they are deemed to be necessary. Significant estimates made in the accompanying financial statements include but are not limited to following: those related to revenue recognition, allowance for doubtful accounts and unbilled services, lives and recoverability of equipment and other long-lived assets, contingencies and litigation. The Company is subject to uncertainties, such as the impact of future events, economic, environmental and political factors, and changes in the business climate; therefore, actual results may differ from those estimates. When no estimate in a given range is deemed to be better than any other when estimating contingent liabilities, the low end of the range is accrued. Accordingly, the accounting estimates used in the preparation of the Company's financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes. Changes in estimates are made when circumstances warrant. Such changes and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the financial statements.

Unaudited Interim Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with U.S. GAAP for interim financial information and with the instructions to Form 10-Q and Regulation S-X.  Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring entries necessary for a fair statement of the periods presented for: (a) the financial position; (b) the result of operations; and (c) cash flows, have been made in order to make the financial statements presented not misleading. The results of operations for such interim periods are not necessarily indicative of operations for a full year.

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 and 2015

(Unaudited)

Significant Clients and Customers

For the three months ended June 30, 2016, four customers individually accounted for $494,003 of the Company’s total revenues; these customers accounted for approximately 79% of the Company’s total revenues for the period. For the six months ended June 30, 2016, six customers individually accounted for $834,907 of the Company’s total revenues; these customers accounted for approximately 71% of the Company’s total revenues for the period.

For the three months ended June 30, 2015, two customers individually accounted for 10% or more of the Company’s revenues; these customers accounted for approximately 63% of the Company’s total revenues for the period. For the six months ended June 30, 2015, three customers individually accounted for 10% or more of the Company’s revenues; these customers accounted for approximately 70% of the Company’s total revenues for the period. For the three months ended June 30, 2014, three customers individually accounted for 10% or more and 65% in aggregate of the Company’s total revenues. For the six months ended June 30, 2014, three customers individually accounted for 10% or more and 66% in aggregate of the Company’s total revenues.

Net Income (Loss) Per Common Share

The Company reports net income (loss) per common share in accordance with FASB ASC 260, “Earnings per Share”. This statement requires dual presentation of basic and diluted earnings with a reconciliation of the numerator and denominator of the earnings per share computations. Basic net income (loss) per share is computed by dividing net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period and excludes the effects of any potentially dilutive securities. Diluted net income (loss) per share gives effect to any dilutive potential common stock outstanding during the period. The computation does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings.

Due to the Company’s net losses for the three and six months ended June 30, 2016 and June 30, 2015, any potentially dilutive shares outstanding as of June 30, 2016 and June 30, 2015 respectively, were not presented in the EPS computations, as their effect would have been antidilutive.

Recent Accounting Pronouncements

The Company has reviewed all the recently issued, but not yet effective, accounting pronouncements and it does not believe any of these pronouncements will have a material impact on the Company.

Reclassifications

Prior year amounts have been reclassified to conform to the current year presentation.

Note 3. Accounts Receivable, net

Accounts receivable, net, was comprised of the following as of June 30, 2016 and December 31, 2015:

	30Jun16	31Dec15
Gross accounts receivable	$154,222	$56,704
Less Allowance for doubtful accounts	(2,486)	(87,419)
Accounts receivable, net	$151,736	$48,285

The Company had bad debt expense during the six months ended June 30, 2016 and 2015 of $13,344 and $0, respectively. During the six months ended June 30, 2016 and 2015, the Company wrote-off old receivables and their related allowances for bad debts of $19,277 and $0, respectively.

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 and 2015

(Unaudited)

Note 4. Deposits

Deposits were comprised of the following as of June 30, 2016 and December 31, 2015:

	30-Jun-16	31-Dec-15
Inventory deposits	$6,500	$9,345
Operating lease deposits included in other Assets	4,500	4,500
Deposits	$11,000	$13,845

Inventory deposits as of June 30, 2016 and December 31, 2015 reflect down payments made to suppliers or manufacturers under inventory purchase agreements.

Note 5. Inventory

Inventory as of June 30, 2016 and December 31, 2015 of $67,728 and $67,435, respectively, was fully comprised of finished goods, and has been recorded at the lower of average cost or market.

Note 6. Prepaid expenses and other current assets

Prepaid expenses and other current assets was comprised of the following as of June 30, 2016 and December 31, 2015:

	30-Jun-16	31-Dec-15
Prepaid Insurance	$2,350	$5,572
Prepaid Legal Services (Retainers)	37,900	12,900
Other prepayments to suppliers	10,513	13,645
Deposits	$50,763	$32,117

Note 7. Property and Equipment, net

Property and equipment, net, was comprised of the following as of June 30, 2016 and December 31, 2015:

	30-Jun-16	31-Dec-15
Office equipment	$9,275	$7,472
Furniture and fixtures	8,635	8,777
Machinery and equipment	2,337	2,336
Property and equipment, gross	20,247	18,585
Less: accumulated depreciation	(7,614)	(5,137)
Property and equipment, net	$12,633	$13,448

The Company recorded depreciation expense of $1,256 and $758 during the three months ended June 30, 2016 and 2015, respectively. During the six months ended June 30, 2016 and 2015, the Company recorded depreciation expense of $2,470 and $1,474, respectively.

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 and 2015

(Unaudited)

Note 8. Notes Payable

As of June 30, 2016 and December 31, 2015, the Company reflected convertible notes payable as follows:

	Principal balance	Loan Discount	Accrued Interest	Total
Balance as of December 31, 2015	$71,500	(11,248)	$—	$60,252
Issued in the period	150,000	(10,935)	—	139,065
Amortization of debt discount	—	10,075	—	10,075
Converted into shares of common stock	(71,500)	1,173	—	(70,327)
Balance as of June 30, 2016	$150,000	(10,935)	—	$139,065

The Company had convertible debentures which were originally issued on April 24, 2014, maturing on April 24, 2016, paid zero interest, and were convertible until maturity at the holders’ discretion into shares of the Company’s common stock at $0.08 per share. On April 11th, 2016, the maturity date on this note was renegotiated to April 24th, 2018. On April 12, 2016, the Company received notice of a partial conversion of this note in the amount of $58,000 that was converted into 725,000 shares of common stock at a price of $0.08 per share. On May 6, 2016, the Company received notice for the conversion of the balance of the note in the amount of $13,500 that was converted into 168,750 shares of common stock at a price of $0.08 per share. Based on this conversion, as of June 30, 2016, the Company had remaining convertible debentures in the total amount of $0, and any unamortized debt discount remaining on the date of conversion was amortized in full to interest expense.

On June 23, 2016, the Company entered into two convertible promissory notes: one for $50,000 and one for $330,000. As of the date of this filing, the Company received $150,000 in proceeds and recorded a discount of $10,935. The maturity date for each note is February 14, 2017. Each note pays 8% fixed interest and is convertible at the holder’s discretion into shares of the Company’s common stock at a fixed price of $0.1135 per share. On August 4, 2016 the notes were amended and restated to delete portions of the notes that originally provided for a conversion formula used to determine the price per share and to delete a provision that provided for repayment of the notes through a separate investment agreement providing for the Company to sell its registered shares to an investor (See Subsequent Events Note 14).

Note 9. Accrued and Other Current Liabilities

Accrued and other current liabilities was comprised of the following at June 30, 2016 and December 31, 2015:

	30-Jun-16	31-Dec-15
Accrued payroll liabilities	$9,808	$18,185
Accrual for products sold and shipped (in transit)	46,417	64,050
Other accruals	15,525	11,233
Accrued and other current liabilities	$71,750	$93,468

Note 10. Related Party Transactions

During the six months ended June 30, 2016, the Company incurred $14,500 of expense for accounting services payable to JDE Development LLC, a company in which Jesus M Quintero, the Company’s Chief Financial Officer, is an owner.

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 and 2015

 (Unaudited)

Note 11. Commitments and Contingent Liabilities

On March 1, 2016, the Company retained Brian Johnson as a consultant for an initial term of three months until May 31, 2016, and agreed to pay Mr. Johnson 10,000 shares of its restricted common stock per month for the three-month term payable on May 31, 2016, subject to adjustment for actual hours of service rendered. On June 1, 2016, the Company and Mr. Johnson agreed to an extension of the consulting engagement for an additional one-month term, ending on June 30, 2016. Mr. Johnson provided additional services and upon the termination of the engagement on June 30, 2016, the Company agreed to issue Mr. Johnson 87,600 shares of common stock as a final payment for services rendered from inception through June 30, 2016 at a value of $9,198. As of the date of this filing the shares have not been issued.

On January 20, 2016, we were named as a defendant in a civil suit entitled: Anthony Baroud vs. Hollister & Blacksmith, Inc., dba American Cannabis Company filed in the Circuit Court of Cook County, Illinois. The lawsuit originally sought damages of $100,000 related to an employment contract. The Company filed a motion with the Court to dismiss the complaint and refer the Company and Mr. Baroud to arbitration. On May 18, 2016 the Court granted the Company’s motion and dismissed Mr. Baroud’s complaint. Mr. Baroud has not pursued arbitration as of the date of this filing.

Note 12. Stock-based Compensation

Warrants

As of June 30, 2016 and December 31, 2015, the Company had fully-vested warrants to the Company’s independent board member to purchase up to two hundred and fifty thousand (250,000) shares of common stock.

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AMERICAN CANNABIS COMPANY, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 and 2015

(Unaudited)

Options

In addition to the warrants as described above, the Company’s independent board member shall be eligible to receive options for 400,000 shares of common stock under the Company’s incentive plan, as and when duly approved by the Board of Directors.

Stock Issuable in Compensation for Professional Services

From time to time, the Company enters into agreements whereby a professional service provider will be compensated for services rendered to the Company by shares of common stock in lieu of cash.

On March 1, 2016, the Company retained Brian Johnson as a consultant for an initial term of three months until May 31, 2016, and agreed to pay Mr. Johnson 10,000 shares of its restricted common stock per month for the three-month term payable on May 31, 2016, subject to adjustment for actual hours of service rendered. On June 1, 2016, the Company and Mr. Johnson agreed to an extension of the consulting engagement for an additional one-month term, ending on June 30, 2016. Mr. Johnson provided additional services and upon the termination of the engagement on June 30, 2016, the Company agreed to issue Mr. Johnson 87,600 shares of common stock as a final payment for services rendered from inception through June 30, 2016 at a value of $9,198 (See Note 11). As of the date of this filing the shares have not been issued.

Note 13. Stockholders’ Equity

Preferred Stock

American Cannabis Company, Inc. is authorized to issue 5,000,000 shares of preferred stock at $0.01 par value. No shares of preferred stock were issued and outstanding during the six months ended June 30, 2016 and 2015, respectively.

Common Stock

American Cannabis Company, Inc. is authorized to issue 100,000,000 common shares at $0.00001 par value per share.

Note 14. Subsequent Events

The Company previously entered into an Investment Agreement with Tangiers Global, LLC, a Wyoming Limited Liability Company, on June 23, 2016.

On August 4, 2016, the Company and Tangiers Global, LLC, amended and restated the two fixed convertible promissory notes disclosed in Note 8. The amendments deleted portions of the notes that originally provided for a conversion formula used to determine the conversion price per share, and deletes provisions for the repayment of the notes through sales of the Company’s registered shares to Tangiers

The Company owed 77,660 shares of common stock as part of accounting services provided to the Company by New Era CPAs, an accounting firm in which the Company’s former Chief Financial Officer, is a partner. On July 29, 2016 the Company issued the 77,660 shares due Mr. Migliarese.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements contained in this report that are not statements of historical fact, including without limitation, statements containing the words “believes,” “expects,” “anticipates” and similar words, constitute forward-looking statements that are subject to a number of risks and uncertainties. From time to time we may make other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may materially differ as a result of many factors, including the risks discussed from time to time in this report, including the risks described under “Risk Factors” in any filings we have made with the SEC.

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, we evaluate these estimates, including those related to useful lives of real estate assets, cost reimbursement income, bad debts, impairment, net lease intangibles, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates.

Background

American Cannabis Company, Inc. and subsidiary is a publicly listed company quoted on the OTCQB under the symbol “AMMJ”. We are based in Denver, Colorado and operate a fully-integrated business model that features end-to-end solutions for businesses operating in the regulated cannabis industry in states and countries where cannabis is regulated and/or has been de-criminalized for medical use and/or legalized for recreational use. We provide advisory and consulting services specific to this industry, design industry-specific products and facilities, and sell both exclusive and non-exclusive customer products commonly used in the industry.

The Company was incorporated in the State of Delaware on September 24, 2001 under the name “Naturewell, Inc.” On March 13, 2013, the Company completed a merger transaction whereby it acquired Brazil Interactive Media, Inc. (“BIMI”), a Brazilian interactive television company and television production company. The Company’s Certificate of Incorporation were amended to reflect a new name: Brazil Interactive Media, Inc. On May 15, 2014 the Company entered into an Agreement and Plan of Merger with Cannamerica Corp. (the “Merger Sub”), a wholly-owned subsidiary of BIMI, and Hollister & Blacksmith, Inc. doing business as American Cannabis Consulting (“American Cannabis Consulting”). The merger was completed on September 29, 2014, resulting in American Cannabis Consulting being merged with and into the Merger Sub (the “Reverse Merger”). The Company subsequently amended its Certificate of Incorporation to change its name to “American Cannabis Company, Inc.” Upon the closing of the Reverse Merger, all of the Company’s officers and directors appointed designee officers and directors from American Cannabis Consulting and resigned. Consistent with the Merger Agreement, the Company consummated a complete divestiture of BIMI, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, pursuant to a Separation and Exchange Agreement dated May 16, 2014 (the “Separation Agreement”) between the Company, BIMI, Inc., and Brazil Investment Holding, LLC (“Holdings”), a Delaware limited liability company.

On October 10, 2014, the Company changed its stock symbol from BIMI to AMMJ.

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Results of Operations

Year ended December 31, 2015 compared to year ended December 31, 2014

The following table presents our operating results for the year ended December 31, 2015 compared to December 31, 2014:

	Year Ended December 31, 2015	% of Revenues	Year Ended December 31, 2014	% of Revenues	$ Change
Revenues
Consulting Services	$693,225	24.8	$677,633	53.8	$15,592
Product and equipment	2,106,662	75.2	581,379	46.2	1,525,283
Total Revenues	2,799,887	100.0	1,259,012	100.0	1,540,875

Cost of Revenues
Cost of consulting services	182,161	6.5	322,134	25.6	(139,973)
Cost of products and equipment	1,817,952	64.9	449,342	35.7	1,368,610
Total Cost of Revenues	2,000,113	71.4	771,476	61.3	1,228,637

Gross Profit	799,774	28.6	487,536	38.7	312,238

Operating expenses
General and administrative	687,082	24.5	3,652,181	290.1	(2,965,099)
Investor Relations	307,069	11.0	23,132	1.8	283,937
Selling and marketing	307,474	11.0	190,164	15.1	117,310
Research and development	51,115	1.8	12,863	1.0	38,252
Total Operating expenses	1,352,740	48.3	3,878,340	308.0	(2,525,600)

Loss from Operations	(552,966)	(19.7)	(3,390,804)	(269.3)	2,837,838

Other Income (expense)
Gain on extinguishment of debt	72,771	2.6	35,000	2.8	37,771
Interest Income (expense)	(35,458)	(1.3)	(263,388)	(20.9)	227,930
Total Other Income (expense)	37,313	1.3	(228,388)	(18.1)	265,701

Net Loss before taxes	(515,653)	(18.4)	(3,619,192)	(287.5)	3,103,539
Income Tax expense (benefit)	—	0.0	—	0.0	—

NET LOSS	($515,653)	(18.4)	($3,619,192)	(287.5)	$3,103,539

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Revenues

Total revenues for the year ended December 31, 2015 and December 31, 2014, were $2,799,887 and $1,259,012, respectively, an increase of $1,540,875. This increase was primarily due to growth in our client base and volume of operations as our business has matured following commencement of business operations in April 2013, specifically the establishment of our in-house product offerings and 3rd party equipment sales were major contributing factors. For the year ended December 31, 2015 and December 31, 2014, consulting services revenue was $693,225 and $677,633, respectively. For the year ended December 31, 2015 and December 31, 2014, products and equipment revenue were $2,106,662 and $581,379, respectively. During the years ended December 31, 2015 and December 31, 2014, the company generated revenue from the sale of products in the amount of $25,214 and $0, respectively, to a Director.

Costs of Revenues

Costs of revenues primarily consist of labor, travel, and other costs directly attributable to providing services or products. For the year ended December 31, 2015 and December 31, 2014, our total costs of revenues were $2,000,113 and $771,476, respectively. The increase in costs of revenues was primarily due to the increase in operating expenses related to overhead and salaries as well as sales volume discussed above. As a percentage of total revenues, the increase was due to changes in product mix, as sales of products and equipment, which have a lower gross margin compared to consulting and advisory services, made up a higher percentage of revenues and costs of revenues during the year ended December 31, 2015 as compared to December 31, 2014. For the year ended December 31, 2015, consulting related costs were $182,161 or 6.5% of total revenues and costs related with costs associated with products and equipment were $1,817,952 or 64.9% of total revenues. For the year ended December 31, 2014, consulting related costs were $322,134, or 25.6% of total revenue, and costs associated with products and equipment were $449,342, or 35.7% of total revenue.

Gross Profit

For the year ended December 31, 2015 and December 31, 2014, gross profit was $799,774 and $487,536, respectively. This increase was primarily due to growth in our client base and volume of operations including product sales as our business has matured following commencement of business operations since 2013. As a percentage of total revenues, gross profit was 28.6% and 38.7% for the years ended December 31, 2015 and December 31, 2014, respectively. This decrease was primarily due to the year ended December 31, 2015 having a higher proportion of total revenues from product and equipment sales as compared to consulting services, as product and equipment sales have a lower profit margin compared to revenues generated by consulting and advisory services.

Operating Expenses

Total operating expenses for the years ended December 31, 2015 and December 31, 2014 was $1,352,740 and 3,878,340, respectively. This decrease of $2,525,600 was attributed to stock-based compensation expense of $319,187 in 2015 versus $3,370,128 in 2014. The decrease in stock-based compensation expense reflected grants for which the awards were vested. A higher amount was reflected in 2014 due to the Reverse Merger activities during 2014. In addition, we experienced an increase in investor relations which was $307,069 during 2015 versus $23,132 incurred in 2014 as the company began working with investor funding opportunities.

Other Income (Expense)

Other income (expense) for the years ended December 31, 2015 and December 31, 2014 was income of $37,313 and expense of $228,388, respectively. This increases in other income was due to less interest incurred during 2015, $35,458 versus $263,388 of interest expense attributed to initial amortization of the discount on our convertible notes payable. In addition, for December 31, 2015 and December 31, 2014 we had a gain on debt extinguishment of $72,771 and $35,000, respectively, which was attributed to negotiations with legal counsel in the forgiveness of debt, which was deemed fully satisfied as an aspect of the issuance of convertible notes payable.

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Net Income (Loss)

As a result of the factors discussed above, net loss for the year ended December 31, 2015 and December 31, 2014 was net loss of $515,653 and $3,619,192, respectively. For December 31, 2015 and December 31, 2014, these net losses represented a 18.4% and 287.5% of total revenues for the respective periods.

The statements contained in this report that are not statements of historical fact, including without limitation, statements containing the words “believes,” “expects,” “anticipates” and similar words, constitute forward-looking statements that are subject to a number of risks and uncertainties. From time to time we may make other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may materially differ as a result of many factors, including the risks discussed from time to time in this report, including the risks described under “Risk Factors” in any filings we have made with the SEC.

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, we evaluate these estimates, including those related to useful lives of real estate assets, cost reimbursement income, bad debts, impairment, net lease intangibles, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates.

Results of Operations

For the Three Month Period Ended June 30, 2016 compared to June 30, 2015

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	For the three months ended June 30, 2016	% of Revenues	For the three months ended June 30, 2015	% of Revenues	$ Change
Revenues
Consulting Services	$211,863	47.8	$268,488	57.3	($56,625)
Product and equipment	231,785	52.2	200,257	42.7	31,528
Total Revenues	443,648	100.0	468,745	100.0	(25,097)

Cost of Revenues
Cost of consulting services	51,278	11.6	88,632	18.9	(37,354)
Cost of products and equipment	145,848	32.9	176,347	37.6	(30,499)
Total Cost of Revenues	197,126	44.4	264,979	56.5	(67,853)

Gross Profit	246,522	55.6	203,766	43.5	42,756

Operating expenses
General and administrative	307,953	69.4	130,454	27.8	177,499
Investor Relations	893	0.2	56,286	12.0	(55,393)
Selling and marketing	19,662	4.4	113,224	24.2	(93,562)
Research and development	1,413	0.3	11,350	2.4	(9,937)
Total Operating expenses	329,921	74.4	311,314	66.4	18,607

Loss from Operations	(83,399)	(18.8)	(107,548)	(22.9)	24,149

Other Income (expense)
Loss on debt extinguishment	—	0.0	72,771	15.5	(72,771)
Interest Income (expense)	(1,376)	(0.3)	(8,837)	(1.9)	7,461
Total Other Income (expense)	(1,376)	(0.3)	63,934	13.6	(65,310)

Net Loss before taxes	(84,775)	(19.1)	(43,614)	(9.3)	(41,161)
Income Tax expense (benefit)	—	0.0	—	0.0	—

NET LOSS	($84,775)	(19.1)	($43,614)	(9.3)	($41,161)

Revenues

Total revenues were $443,648 for the three months ended June 30, 2016, compared to $468,745 for the three months ended June 30, 2015, a decrease of $25,097. The decrease in consulting revenues is due to our consulting clients being in various early stages of their projects, which results in periodic fluctuations of cyclical consulting revenues as of June 30, 2016 and June 30, 2015. However, we did continue to grow in the product and equipment sales as our ongoing clients required products for their strategic growth and development. We expect to see growth in the future as more states allow for the medical and recreational use and sale of cannabis. We continue to establish our products and equipment offerings and growth in our client base and volume of operations as our business has matures following commencement of business operations in April 2013. For the three months ended June 30, 2016, consulting services revenue were $211,863, or 47.8% of total revenue, compared to $268,488, or 57.3% of total revenues for the three months ended June 30, 2015. This is mainly attributed to fewer new clients on board for the three months ended June 30, 2016 compared to the three months ended June 30, 2015. For the three months ended June 30, 2016, products and equipment revenue were $231,785, or 52.2% of total revenues, compared to $200,257, or 42.7% of total revenues for the three months ended June 30, 2015.

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Costs of Revenues

Costs of revenues primarily consist of labor, travel, and other costs directly attributable to providing services or products. During the three months ended June 30, 2016, our total costs of revenues were $197,126, or 44.4% of total revenues. This compares to total costs of revenues for the three months ended June 30, 2015 of $264,979 or 56.5% of total revenues. The decrease in costs of revenues of $67,853 was primarily due to a decrease in consulting sales volume   discussed above and a reduction in our internal infrastructure development. For the three months ended June 30, 2016, consulting-related costs were $51,278, or 11.6% of total revenue, as compared to costs of $88,632, or 18.9% of revenue for the three months ended June 30, 2015. Costs associated with products and equipment were $145,848, or 32.9% of total revenue for the three months ended June 30, 2016 as compared to $176,347, or 37.6% of total revenue for the three months ended June 30, 2015. As a percentage of revenues, the decreases were primarily due to lower sales volume during the three months ended June 30, 2016, as certain primarily-fixed costs such as labor made up a comparably smaller percentage of revenues as compared to the three months ended June 30, 2015.

Gross Profit

Total gross profit was $246,522 for the three months ended June 30, 2016, comprised of consulting services gross profit of $160,585 and products and equipment gross profit of $85,937. This compares to total gross profit of $203,766 for the three months ended June 30, 2015, comprised of consulting services gross profit of $179,856 and products and equipment gross profit of $23,910. These decrease of $19,271 for consulting services gross profit and an increase of $62,027 for products and equipment gross profit were primarily due to less new clients in our client base and further establishment of our products and equipment offerings. As a percentage of total revenues, gross profit was 56.6% for the three months ended June 30, 2016 and 43.5% for the three months ended June 30, 2015. This increase was primarily driven by the higher sales volume in products and equipment sales volume during the three months ended June 30, 2016.

Operating Expenses

Total operating expenses were $329,921, or 74.4% of total revenues for the three months ended June 30, 2016, compared to $311,314, or 66.4% of total revenues for the three months ended June 30, 2015. This increase was primarily due to an increase in general and administrative expenses attributable to higher bad debt expense and by higher accounting, auditing and legal fees associated with the costs of running a public company. The increase was further driven by higher payroll costs as lower labor amounts were allocated to projects for the three months ended June 30, 2016 as compared to June 30, 2015. Also, the Company has reduced selling and marketing efforts due to achieving a stronger brand recognition in the market place during the three months ended June 30, 2016 as compared with the three months ended June 30, 2015, which has resulted in lower expenditures for trade shows and conferences.

Other Income (Expense)

Other income (expense) for the three months ended June 30, 2016 was expense of $1,376 as compared with $63,934 income for the three months ended June 30, 2015. For the three months ended June 30, 2016 the Company incurred a non-cash interest expense reflecting $2,076 related to convertible notes payable discount amortization for the period, which was partially offset by other income as compared to $8,837 expense for the three months ended June 30, 2015. The Company incurred a gain on extinguishment of debt of $72,771 for the three months ended June 30, 2015.

Income Tax Expense (Benefit)

Although our tax status changed from a non-taxable pass-through entity (S-Corporation) to a taxable entity (C-Corporation) during the year ended December 31, 2014, due to cumulative losses since we became a C-Corporation, we recorded a valuation allowance against our related deferred tax asset which netted our deferred tax asset and benefit for income taxes to zero for the three months ended June 30, 2016.

Net Income (Loss)

As a result of the factors discussed above, net income (expense) for the three months ended June 30, 2016 was net loss of $84,775, or 19.1% of total revenues for the period, as compared to a net loss of $43,614, or 9.3% of total revenues for the three months ended June 30, 2015.

For the Six Month Period Ended June 30, 2016 compared to June 30, 2015

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	For the six months ended June 30, 2016	% of Revenues	For the six months ended June 30, 2015	% of Revenues	$ Change
Revenues
Consulting Services	$459,473	46.7	$464,058	50.9	($4,585)
Product and equipment	524,579	53.3	448,354	49.1	76,225
Total Revenues	984,052	100.0	912,412	100.0	71,640

Cost of Revenues
Cost of consulting services	99,800	10.1	146,483	16.1	(46,683)
Cost of products and equipment	380,857	38.7	401,998	44.1	(21,141)
Total Cost of Revenues	480,657	48.8	548,481	60.1	(67,824)

Gross Profit	503,395	51.2	363,931	39.9	139,464

Operating expenses
General and administrative	531,440	54.0	252,578	27.7	278,862
Investor Relations	18,068	1.8	187,702	20.6	(169,634)
Selling and marketing	40,477	4.1	207,529	22.7	(167,052)
Research and development	1,413	0.1	41,722	4.6	(40,309)
Total Operating expenses	591,398	60.1	689,531	75.6	(98,133)

Loss from Operations	(88,003)	(8.9)	(325,600)	(35.7)	237,597

Other Income (expense)
Loss on debt extinguishment	—	0.0	72,771	8.0	(72,771)
Interest Income (expense)	(10,329)	(1.0)	(17,623)	(1.9)	7,294
Total Other Income (expense)	(10,329)	(1.0)	55,148	6.0	(65,477)

Net Loss before taxes	(98,332)	(10.0)	(270,452)	(29.6)	172,120
Income Tax expense (benefit)	—	0.0	—	0.0	—

NET LOSS	($98,332)	(10.0)	($270,452)	(29.6)	$172,120

Revenues

Total revenues were $984,052 for the six months ended June 30, 2016, compared to $912,412 for the six months ended June 30, 2015, an increase of $71,640. This increase was driven by growth in our sales of products and equipment as our business matured following commencement of business operations in April 2013. For the six months ended June 30, 2016, consulting services revenue was $459,473, or 46.7% of total revenue, compared to $464,058, or 50.9% of total revenues for the six months ended June 30, 2015. This reduction is mainly due to fewer new clients for the six months ended June 30, 2016 as compared with the six months ended June 30, 2015. For the six months ended June 30, 2016, products and equipment revenue were $524,579, or 53.3% of total revenues, compared to $448,354, or 49.1% of total revenues for the six months ended June 30, 2015.

Costs of Revenues

Costs of revenues primarily consist of labor, travel, and other costs directly attributable to providing services or products. During the six months ended June 30, 2016, our total costs of revenues were $480,657, or 48.8% of total revenues. This compares to total costs of revenues for the six months ended June 30, 2015 of $548,481 or 60.1% of total revenues. The decrease in costs of revenues of $67,824 was primarily due to the overall increase in sales volume discussed above and a reduction in our internal infrastructure development. For the six months ended June 30, 2016, consulting-related costs were $99,800, or 10.1% of total revenue, as compared to costs of $146,483 or 16.1% of revenue for the six months ended June 30, 2015. Costs associated with products and equipment were $380,857, or 38.1% of total revenue for the six months ended June 30, 2016 as compared to $401,998, or 44.1% of total revenue for the six months ended June 30, 2015. As a percentage of revenues, the decreases were primarily due to level of sales volume, as discussed above, during the six months ended June 30, 2016, as certain labor intensive services made up a comparably smaller percentage of revenues as compared to the six months ended June 30, 2015.

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Gross Profit

Total gross profit was $503,395 for the six months ended June 30, 2016, comprised of consulting services gross profit of $359,673 and products and equipment gross profit of $143,723. This compares to total gross profit of $363,931 for the six months ended June 30, 2015, comprised of consulting services gross profit of $317,575 and products and equipment gross profit of $46,356. These increases of $42,098 in consulting services gross profit and $97,367 in products and equipment gross profit were primarily due to lower labor intensive services on the consulting revenues, and growth in sales of our products and equipment offerings. As a percentage of total revenues, gross profit was 51.2% for the six months ended June 30, 2016 and 39.9% for the six months ended June 30, 2016. This increase was primarily due to higher sales volume during the six months ended June 30, 2016.

Operating Expenses

Total operating expenses were $591,398, or 60.1% of total revenues for the six months ended June 30, 2016, compared to $689,531, or 75.6% of total revenues for the six months ended June 30, 2015. This decrease was primarily due to a decrease in investor relations expenses as the Company is currently utilizing internal resources for this function instead of outside sources; also the Company has not invested in research and development projects during the six months ended June 30, 2016. In addition, the Company has reduced selling and marketing efforts due to achieving a stronger brand recognition in the market place during the six months ended 2016, which has resulted in lower expenditures for trade shows and conferences as compared to the six months ended June 30, 2015. However, there was an increase in general and administrative expenses which was attributed to bad debts expense in 2016 for which there was $0 in 2015, along with increase in professional fees such as accounting, auditing and legal services, which are all needed to run a public company, as well as an increase in payroll costs as the Company allocated less labor to projects for the six months ended June 30, 2016 as compared to June 30, 2015.

Other Income (Expense)

Other income (expense) for the six months ended June 30, 2016 was expense of $10,329 as compared with income of $55,148 for the six months ended June 30, 2015. For the six months ended June 30, 2016 the Company incurred non-cash interest expense reflecting $10,329 related to convertible notes payable discount amortization for the period, which was partially offset by interest income as compared to $17,623 expense for the six months ended June 30, 2015. The Company recognized a gain on extinguishment of debt of $72,771 for the six months ended June 30, 2015.

Income Tax Expense (Benefit)

Although our tax status changed from a non-taxable pass-through entity (S-Corporation) to a taxable entity (C-Corporation) during the year ended December 31, 2014, due to cumulative losses since we became a C-Corporation, we recorded a valuation allowance against our related deferred tax asset which netted our deferred tax asset and benefit for income taxes to zero for the six months ended June 30, 2016.

Net Income (Loss)

As a result of the factors discussed above, net loss for the six months ended June 30, 2016 was $98,332 or 10.0% of total revenues and net loss for the six months ended June 30, 2015 was $270,452 or 29.6% of total revenues.

Liquidity and Capital Resources

As of June 30, 2016, our primary internal sources of liquidity were our working capital, which included cash and cash equivalents of $228,654 and accounts receivable of $151,736. We also have the ability to raise additional capital as needed through external equity financing transactions. For the six months ended June 30, 2016, primarily as a result of non-cash expenses, the Company’s operating cash flows were a use of $464,529 due to an increase in accounts receivable of $116,795, a decrease in advances from clients of $105,416 and a decrease in accounts payable of $146,491. Additionally, considering that our fixed overhead costs are low, we have the ability to issue stock to compensate employees and management, and the level of future revenue we expect to generate from executed client contracts, we believe our liquidity and capital resources to be adequate to fund our operational and general and administrative expenses for at least the next 12 months without needing to raise additional debt or equity funding. There is no guarantee we will have the ability to raise additional capital as needed through external equity financing transactions if required.

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Operating Activities

Net cash used in operating activities for the six months June 30, 2016 and 2015 was $464,529 and $175,368, respectively. The $464,529 use of cash was due to an increase in accounts receivable of $116,795, a decrease in advances from clients of $105,416 and a decrease in accounts payable of $146.491. Net cash used in operating activities for the six months ended June 30, 2015 was $175,368, consisting of net loss of $270,452, non-cash adjustments reconciling net income to net cash used in operating activities of $134,186 and a net use of cash of $39,102 from changes in operating assets and liabilities. The net non-cash adjustments of $134,186 were due to amortization of the discount on convertible notes payable of $17,704, employee stock-based compensation of $80,394, professional services compensated in shares of common stock of $107,385 and depreciation of $1,474, partially offset by a gain on debt extinguishment related to a negotiated settlement of legal fees of $72,771. Changes in operating assets and liabilities, a net use of cash of $39,102, were the result of a decrease in deferred revenue of $144,115, an increase in accounts receivable of $44,842 on higher sales volume, an increase in inventory of $25,600 primarily related to Satchels, an increase in prepaid expenses and other current assets of $5,606 and a decrease in accrued and other current liabilities of $1,511, mostly offset by a decrease in deposits of $102,202 primarily due to the receipt of Satchels during the period and an increase in accounts payable of $80,370.

Investing Activities

For the six months ended June 30, 2016 and 2015, investing activities were a use of cash of $1,662 and $12,332, respectively. This was due to purchases of office furniture and computer equipment during the six months ended June 30, 2016 and 2015, respectively.

Financing Activities

For the six months ended June 30, 2016 and 2015, the net cash from financing activities was $139,065 and $250,000, respectively. During the six months ended June 30, 2016 the Company received proceeds of $139,065 from one convertible promissory note. Net cash provided by financing activities of $250,000 for the six months ended June 30, 2015 reflected the sale of 833,333 shares of common stock to an investor during the period.

Off Balance Sheet Arrangements

As of June 30, 2016 and December 31, 2015, we did not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Non-GAAP Financial Measures

We use Adjusted EBITA, a non-GAAP metric, to monitor our overall business performance. We define Adjusted EBITA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, stock-based compensation and certain non-recurring expenses, which to date have been limited to costs associated with the Reverse Merger. We believe that such adjustments to arrive at Adjusted EBITA provides us with a more comparable measure for managing our business. We also believe that it is a useful measure for securities analysts, investors, and other interested parties in the evaluation of our Company.

A reconciliation of net income (loss) to Adjusted EBITA is provided below.

	For three months ended June 30, 2016	For three months ended June 30, 2015	For six months ended June 30, 2016	For six months ended June 30, 2015
Adjusted EBITA reconciliation:
Net income (loss)	($84,775)	($43,614)	($98,332)	($270,425)
Interest expense (loss)	1,376	8,837	10,329	17,623
Tax expense (benefit)	—	—	—	—
Stock-based compensation expense	12,991	80,667	23,620	187,779
Adjusted EBITA	$(68,408)	45,890	($64,383)	$65,050

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On February 12, 2015, the Company notified Bongiovanni & Associates, PA ("Bongiovanni"), its independent registered public accounting firm, that it was dismissing Bongiovanni as its independent registered public accounting firm, effective as of that date. During the period from Inception (March 5, 2013) through December 31, 2013 and subsequent interim period through February 12, 2015, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) with Bongiovanni on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Bongiovanni, would have caused Bongiovanni to make reference on the subject matter of the disagreements in its reports. Also on February 12, 2015, the Company engaged Cutler & Co., LLC ("Cutler"), as its new independent registered public accounting firm for the fiscal year ending December 31, 2014. Cutler will also conduct reviews of the Company's unaudited quarterly financial statements on an ongoing basis thereafter. In October, 2015 the firm of Pritchett, Siler and Hardy PC acquired the audit practice of Cutler & Co., LLC, and the Company appointed Pritchett, Siler and Hardy PC as its independent registered accounting firm. During the period when the Company engaged Cutler & Co., LLC as its independent registered accounting firm, there were no disagreements (as defined in Item 304(a)(1)(4) of Regulation S-K) with Cutler & Co., LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cutler & Co., LLC, would have caused Cutler & Co., LLC to make reference on the subject matter of the disagreements in its reports.

Directors and Executive Officers

Our Board of Directors

The following table sets forth information regarding our current directors and each director nominee, as of June 30, 2016.

Name	Principal Occupation	Age	Director Since
Corey Hollister	Chief Executive Officer & Chairman of the Board, American Cannabis Company, Inc.	40	2014
Ellis Smith	Chief Development Officer, American Cannabis Company, Inc.	39	2014
Vincent “Tripp” Keber	Chief Executive Officer, Dixie Brands, Inc.	47	2014

Corey Hollister has served as our Chief Executive Officer (CEO) and as a director since May 2014. In March 2013, Mr. Hollister co-founded American Cannabis Company, Inc. (“ACC”), and from March 2013 to May 2014, Mr. Hollister served as a Managing Director of ACC. From September 2010 to July 2013, Mr. Hollister co-owned and was director of Colorado Kind Care LLC d/b/a The Village Green Society, a Colorado-based Medical Marijuana Center. From October 2007 to September 2009, Mr. Hollister owned and operated Built-to-Last Fitness, a private health and wellness company focused on exercise and nutritional guidance for individuals, companies and schools. Prior to this, Mr. Hollister was based in Boston, MA and worked in Marketing and Advertising. Our Board believes Mr. Hollister’s qualifications to serve as an executive of the Company and as a member of our Board include his past success in founding and operating businesses, his leadership and corporate management experience, and his unique experience in Colorado and across the country advising clients in emerging medical cannabis markets.

Ellis Smith from June 2014 to the present, Ellis Smith has served as our Chief Development Officer and as a director since September 2014. In March 2013, Mr. Smith co-founded ACC, and from March 2013 to May 2014, Mr. Smith served as a Managing Director of ACC. From September 2010 to July 2013, Mr. Smith co-owned Colorado Kind Care LLC d/b/a The Village Green Society, a Colorado-based Medical Marijuana Center, where he was responsible for managing the operations and protocols supporting the growth and production of medical marijuana. From 2008 to 2010, Mr. Smith founded and operated The Happy Camper Organics Inc., a medical marijuana company focused on the growth of wholesale cannabis for sale to medical marijuana businesses. From 2005 to 2010, Mr. Smith founded and operated Bluebird Productions, a video production company. Mr. Smith has been published and recognized for his horticultural experience and organic gardening in the cannabis industry, and he is known for assisting in identifying the Hemp Russet Mite and working with SKUNK magazine to educate the industry. Our Board believes Mr. Smith’s qualifications to serve as an executive of the Company and as a member of our Board include his past success in founding and operating businesses, his unique experience in horticultural and organic gardening, and his recognized qualifications in the emerging medical cannabis markets.

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Vincent “Tripp” Keber has served as a member of our board of directors since November 2014. Mr. Keber is a co-founder and Chief Executive Officer of Dixie Elixirs & Edibles (“Dixie”), a Colorado licensed medical marijuana infused products manufacturer. He is a founding director of the National Cannabis Industry Association, and, since 2013, has served as a director of the Marijuana Policy Project. He is also an advisory board member of the Medical Marijuana Industry Group in Colorado. In his current role as CEO of Dixie, Mr. Keber is responsible for the overall strategy, licensing, marketing, branding and expansion efforts related to the Dixie brand, both domestically and internationally. Mr. Keber has been featured on CBS’s 60 Minutes and CNBC. Since June 2014, Mr. Keber has also served as a Director of MassRoots, Inc. Prior to joining Dixie, Mr. Keber served as Chief Operating Officer for Bella Terra Resort Development Company, and EVP of Business Development for Sagebrush Realty Development. Mr. Keber has a Bachelor of Science in Political Science from Villanova University. Mr. Keber is involved in several charitable organizations located within the Aspen and Denver communities, and assists in the research and development of cannabis support for veterans suffering from post-traumatic stress disorder. Mr. Keber was selected to serve as a director because of his extensive experience, knowledge and leadership in the legal cannabis industry, as well as his success as a business leader and entrepreneur.

Our Executive Officers

We designate persons serving in the following positions as our named executive officers: our chief executive officer, chief financial officer, chief development officer, chief operating officer and chief technology officer. The following table sets forth information regarding our executive officers as of June 30, 2016.

Name	Principal Occupation	Age	Officer Since
Corey Hollister	CEO & Chairman of the Board, American Cannabis Company, Inc.	40	2014
Ellis Smith	Chief Development Officer, American Cannabis Company, Inc.	39	2014
Jesus M Quintero	Chief Financial Officer, American Cannabis Company, Inc.	55	2016

Corey Hollister’s biographical summary is included under “Our Board of Directors.”

Ellis Smith’s biographical summary is included under “Our Board of Directors.”

Jesus M Quintero, Chief Financial Officer from February 2016 to present Mr. Quintero also serves as Chief Financial officer of Massroots Inc., and has served as Brazil Interactive Media’s Chief Financial Officer. He has previously served as a financial consultant to several multimillion dollar businesses in Florida. Mr. Quintero has extensive experience in public company reporting and SEC/SOX compliance, and held senior finance positions with Avnet, Inc., Latin Node, Inc., Globetel Communications Corp. and Telefonica of Spain. His prior experience also includes tenure with PricewaterhouseCoopers and Deloitte & Touche. Mr. Quintero earned a B.S. in Accounting from St. John’s University and is a certified public accountant. He is fluent in English and Spanish, and conversant in Brazilian Portuguese.

Employment Agreements

We have entered into an Executive Employment Agreement with Corey Hollister, our President and Chief Executive Officer, with an effective date of April 24, 2014. Under the terms of this agreement, he is serving as an executive of our company. We agreed to pay him a base salary of $75,000 annually, and he is entitled to receive an annual bonus of 5% of our net annual income if our annual net income exceeds $1,000,000. He is also entitled to participate in all benefit programs made available to our executive and/or salaried employees, paid vacation and reimbursement for business related expenses. The initial term of the agreement is five years, and it may be extended for successive one-year periods. The agreement may be terminated by either party giving written notice of such party’s intention to terminate the agreement and the employment of the Executive at least ninety (90) days prior to the end of the initial or an extended term. We have the option to terminate the agreement by giving Mr. Hollister Six (6) months notice if he incurs a condition that prevents him from carrying out his essential job functions for a period of Nine (9) months or longer. We may also terminate Mr. Hollister’s employment without notice and without any further compensation obligations, (except his accrued benefits and any benefit continuation or conversion rights he may have under the terms of the benefit plan or applicable law) if the termination is based on a material violation of this Agreement, fraud, embezzlement, securities law violation, other gross misconduct which causes material economic damage to the Company or material damage to the business reputation of the Company.

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We have also entered into an Executive Employment Agreement with Ellis Smith, our Chief Development Officer, with an effective date of April 29, 2014. Under the terms of this agreement, he is serving as our Chief Development Officer. We agreed to pay him a base salary of $75,000 annually, and he is entitled to receive an annual bonus of 5% of our net annual income if our annual net income exceeds $1,000,000. He is also entitled to participate in all benefit programs made available to our executive and/or salaried employees, paid vacation and reimbursement for business related expenses. The initial term of the agreement is five years, and it may be extended for successive one-year periods. The agreement may be terminated by either party giving written notice of such party’s intention to terminate the agreement and the employment of the Executive at least ninety (90) days prior to the end of the initial or an extended term. We have the option to terminate the agreement by giving Mr. Smith Six (6) months notice if he incurs a condition that prevents him from carrying out his essential job functions for a period of Nine (9) months or longer. We may also terminate Mr. Smith’s employment without notice and without any further compensation obligations, (except his accrued benefits and any benefit continuation or conversion rights he may have under the terms of the benefit plan or applicable law) if the termination is based on a material violation of this Agreement, fraud, embezzlement, securities law violation, other gross misconduct which causes material economic damage to the Company or material damage to the business reputation of the Company.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

None of our directors and executive officers has been involved in any of the following events during the past ten years:

(a)	any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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(c)	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)	being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)	being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been reversed, suspended, or vacated;

(f)	Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(g)	being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

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(h)	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

Summary Compensation Table

The particulars of compensation paid to the following persons:

(a)	all individuals serving as our principal executive officer during the year ended December 31, 2015;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2015; and

(c)	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at December 31, 2015,

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Corey Hollister,	2015	84,346	1,500	―	―	―	85,846
Chief Executive
Officer

Antonio Migliarese,	2015	9,615	―	―	―	―	9,615
Chief Financial
Officer

Jesus Quintero,	2015	―	―	―	―	―	―
Chief Financial
Officer

Ellis Smith,	2015	79,808	1,500	―	―	―	81,308
Chief Development
Officer

Anthony Baroud,	2015	―	―	―	―	―	―
Chief Technology
Officer

Trent Woloveck,	2015	35,015	―	―	―	―	35,015
Chief Operations
Officer

Terry Buffalo,	2015	―	―	$1,590	―	―	1,590
Chief Operations
Officer

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(1)	Amounts reported as bonus reflect discretionary profit sharing compensation which was based on a percentage of net income for the third quarter of 2014.

Retirement Benefits

We do not currently provide our named executive officers with supplemental or other retirement benefits.

Outstanding Equity Awards at December 31, 2015

As of December 31, 2015, we had not granted any stock-based compensation awards to any of our named executive officers.

Compensation of Directors

The following table sets forth information concerning the compensation earned during 2015 by each individual who served as a non-employee director at any time during the fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Vincent “Tripp” Keber	20,000	0	20,000

(1)	In connection with Mr. Keber’s appointment to the board of directors, on November 19, 2014, he was awarded warrants to purchase up to two hundred and fifty thousand (250,000) shares of our common stock at an exercise price of sixty-three cents ($0.63) per share exercisable within five (5) years of the date of issuance.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of August 26, 2016 by (1) each stockholder who is known by us to beneficially own more than 5% of our common stock, (2) each of our directors, (3) each of our executive officers, and (4) all of our directors and executive officers as a group.

Beneficial Owner and address(1)	Number of Shares Beneficially Owned	Percent Owned (2)
5% Stockholders:
Dutchess Opportunity Fund II, L.P.	3,477,371	7.37%
Anthony Baroud	4,756,594	10.17%

Named Executive Officers and Directors:
Corey Hollister, Chief Executive Officer	12,684,251	27.04%
Ellis Smith, Chief Development Officer	12,684,251	27.04%
Jesus Quintero, Chief Financial Officer	50,000	*
All executive officers and directors as a group (3 persons)	25,418,502	54.08%

*	Represents beneficial ownership of less than 1% of our outstanding common stock. Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(1)	Unless otherwise indicated, the address of each beneficial owner listed above is c/o Corey Hollister, American Cannabis Company, Inc. 5690 Logan Street, Unit A, Denver CO. 80216.

(2)	Calculated on the basis of 46,751,074 shares of common stock outstanding as of September 2, 2016, plus any additional shares of common stock that a stockholder has the right to acquire within 60 days after August 26, 2016.

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Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	—	$—	—

Equity compensation plans not approved by security holders	250,000	$0.63	—

Total	250,000	$0.63	—

(1)	Historically, the Company has granted restricted shares that are subject to forfeiture. Pursuant to SEC guidance, these RSUs are not reportable in the table above.

(2)	Historically, the Company has granted restricted shares that are subject to forfeiture. Pursuant to SEC guidance, these RSUs are not reportable in the table above. Restricted shares subject to forfeiture have a weighted average exercise price of $0.00.

(3)	The Company equity compensation grants to date have been approved on a grant-by-grant basis, as opposed to under an umbrella equity compensation plan establishing a total number of grants available.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers receive stock options at the discretion of our Board. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

Transactions with Related Persons, Promoters and Certain Control Persons and Corporate Governance

There has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

(a)	Any director or executive officer of our company;

(b)	Any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities; and

(c)	Any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

We entered into the following transactions with related parties during the six months ended June 30, 2016:

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During the six months ended June 30, 2016, the Company incurred $14,500 of expense for accounting services payable to JDE Development LLC, a company in which Jesus M Quintero, the Company’s Chief Financial Officer, is an owner.

During the three months ended March 31, 2016, the Company incurred $6,000 of expense payable to JDE Development LLC, a company in which Jesus M Quintero, the Company’s Chief Financial Officer, is an owner. During the three months ended March 31, 2015, the Company incurred $13,887 of expense payable to New Era CPAs, an accounting firm in which Antonio Migliarese, the Company’s former Chief Financial Officer, is a partner. This expense is payable in 35,607 shares of the Company’s common stock. As of March 31, 2016, the Company owed Mr. Migliarese 65,607 shares of common stock valued at $32,187. During the three months ended March 31, 2016 and 2015, the Company generated revenue from the sale of products in the amount of $500 and $0, respectively, to a company controlled by a Director, of which the balance of the related accounts receivable as of March 31, 2016 and March 31, 2015 was $4,035 and $0, respectively.

We entered into the following transactions with related parties during the year ended December 31, 2015:

Previously, the Company purchased inventory and equipment from Baroud Development Group, in which Anthony Baroud, the Company’s former Chief Technology Officer and a former Director of the Company, is an owner. During the year ended December 31, 2014, such purchases totaled $40,715. No such transactions occurred during 2015. For the year ended December 31, 2015, the Company generated revenue from the sale of products to an entity controlled by a Director.

During the year ended December 31, 2014, prior to the Reverse Merger, the Company distributed a total of $4,000 to its co-founders and owners, Corey Hollister and Ellis Smith.

During the year ended December 31, 2015 and December 31, 2014, the Company incurred $38,360 and $30,227, respectively, of expense payable to New Era CPAs, an accounting firm in which Antonio Migliarese, the Company’s former Chief Financial Officer, was a partner.

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During the year ended December 31, 2015 and December 2014, the Company sold $25,214 and $0, respectively, of equipment and supplies to a customer managed by a Director of the Company. As of December 31, 2015 and December 2014, the Company was owed $17,512 and $0, respectively, from this customer.

Director Independence

We currently act with three directors consisting of Corey Hollister, Ellis Smith and Vincent “Tripp” Kerber. Our common stock is quoted on the OTCQB, which does not impose any director independence requirements. Under NASDAQ Rule 5605(a)(2), a director is not independent if he or she is also an executive officer or employee of the corporation or was, at any time during the past three years, employed by the corporation. Using this definition of independent director, we have one independent director, Vincent “Tripp” Kerber”.

Where You Can Find More Information

We are not required to deliver an annual report to our stockholders unless our directors are elected at a meeting of our stockholders or by written consents of our stockholders. If our directors are not elected in such manner, we are not required to deliver an annual report to our stockholders and will not voluntarily send an annual report.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

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The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

American Cannabis Company, Inc.

5,917,442 Shares of Common Stock

Prospectus

September ___, 2016

Part II

Information Not Required in Prospectus

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. The selling stockholder will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the selling stockholder’s legal counsel applicable to the sale of its shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees	$59.59
Accounting fees and expenses	$42,000
Legal fees and expenses	$25,000
Miscellaneous fees and expenses	$—
Total	$67,059.59

Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

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Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors pursuant to the applicable procedure outlined in the bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Recent Sales of Unregistered Securities

On March 5, 2013, American Cannabis Consulting sold 23,368,502 shares of its common stock to its Founders for cash consideration of $800.

On March 13, 2013, the Company entered into a merger agreement (the “Merger Agreement”) with Brazil Interactive Media, Inc., a Delaware corporation, pursuant to which the Company acquired all of the issued and outstanding shares of Brazil Interactive Media, Inc. (the “Merger”). Before the Merger, the Company had 2,448,665,750 shares of Common Stock, 19,000,000 shares of Series A Common Stock, 3,115 shares of Series E Convertible Preferred Stock, and 75 shares of Series C Convertible Preferred Stock issued and outstanding. In accordance with the Merger Agreement, the Company converted all shares of Series A Common Stock to 19,000,000 (2,240 post-reverse split) shares of regular common stock on March 11, 2013, all shares of Series E Convertible Preferred Stock to 4,152,295 (489 post-reverse split) shares of common stock on March 11, 2013, and all outstanding senior convertible notes to 210,746 shares of Series G Convertible Preferred Stock and 8,220,150 (969 post-reverse split) shares of Common Stock on March 11, 2013. The company issued 3,740,000 Shares of Series G Convertible Preferred Stock in exchange for the BIMI common stock on March 13, 2013. On March 22, 2013, the Company issued 1,710 shares of Series H Convertible Preferred Stock for proceeds of $171,000 and issued 790 shares of Series H Convertible Preferred Stock to retire a total of $79,024 in notes payable.  In March 2013 the Company issued 20,000 shares of Series G Convertible Preferred Stock to an unrelated third party as compensation for their consulting services valued at $292,739. On May 14, 2013, the Company converted all shares of Series C Convertible Preferred Stock to 1,875,000 (221 post-reverse split) shares of Common Stock.

Subsequent to the Merger and in accordance with the Merger Agreement, the Company implemented an 8,484 to 1 reverse split of the Company’s Common Stock.  Prior to the implementation of the reverse split, 2,481,913,195 shares of Common Stock were issued and outstanding, 3,970,746 shares of Series G Convertible Preferred Stock, issued in connection with the Merger Agreement, were issued and outstanding, and 2,500 shares of Series H Convertible Preferred Stock were issued and outstanding.  After the effects of the reverse split, there were 292,917 shares of the Company’s Common Stock issued and outstanding, 3,970,746 shares of the Company’s Series G Convertible Preferred Stock issued and outstanding, and 2,500 shares of Series H Convertible Preferred Stock issued and outstanding.

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Prior to the filing of the Certificate Amendment that implemented the reverse split in accordance with the Merger Agreement, the Company’s authorized capitalization consisted of 5,000,000,000 shares of common stock, par value $0.00001, and 15,000,000 shares of preferred stock, par value $0.01.  However, pursuant to the terms of the Merger Agreement, the Company filed the Certificate Amendment and decreased its authorized capital from 5,000,000,000 shares of common stock, par value $0.00001, and 15,000,000 shares of preferred stock, par value $0.01, to 100,000,000 shares of common stock, par value $0.00001, and 5,000,000 shares of preferred stock, par value $0.01.

On July 25, 2013, 39,707,460 shares of Common Stock were issued in conversion of the 3,970,746 issued and outstanding shares of Series G Convertible Preferred Stock, and as of December 31, 2013, there are no shares of Series G Convertible Preferred Stock issued and outstanding. In accordance with a condition to the closing of the Merger Agreement, the Company has required that the Common Stock newly issued upon the conversion of the Series G Convertible Preferred Stock be subject to Lock Up and Leak Out Agreements that restrict the transferability of that Common Stock. On October 1, 2013, 4,235,000 shares of Common Stock were issued in connection with the Merger Agreement.

On September 3, 2013, 1,000,000 shares of Common Stock were issued as part of settlement agreement, pursuant to which, the previous note payable in the amount of $170,000 and other liabilities in the amount of $220,000 were forgiven, the Company issued a new note in the amount of $200,000, agreed to pay $150,000 in cash, and issued to one million restricted common shares, subject to transfer restrictions pursuant to a two-year lock up leak out agreement. Compensation expense of $480,000 was recognized due to the fair value of the shares in excess of the per share settlement price. In September 2013, the Company issued 4,235,937 shares of Common Stock to several related and unrelated parties as compensations for their services valued at $2,371,797.

On October 1, 2013, the Company issued 360,000 shares of common stock in payment for professional services, and 3,875,000 shares of common stock in pursuant to conditions of the Merger Agreement.

During the year ended December 31, 2013, the Company issued warrants to for the purchase of 41,667, 166,667, 8,333 and 8,333 of common stock at an exercise price of $0.60 per share.

On April 24, 2014, Brazil Interactive Media, Inc. issued convertible notes payable in the total amount of $395,000. The convertible notes payable have a maturity date of April 24, 2016, pay zero interest, and are convertible until maturity at the holders’ discretion into shares of the Company’s common stock at $0.08 per share. Brazil Interactive Media, Inc.’s share price on April 24, 2014 was $0.24 and accordingly, the intrinsic value of the beneficial conversion feature attached to these convertible notes payable was $590,000. However, as the amount of debt discount to be recognized cannot exceed the face value of the convertible notes payable, the convertible notes payable were discounted by the maximum permissible amount of $395,000 due to the intrinsic value of the beneficial conversion option.

On May 2, 2014, prior to the Reverse Merger, the Company granted 2,000 total shares of its Hollister & Blacksmith, Inc. common stock to employees in exchange for $200. As a result of the 3,171.0628 to 1 exchange ratio associated with the Reverse Merger, these shares converted into 6,342,126 shares of Brazil Interactive Media, Inc. The Company recognized the net grant date fair value of the shares of $3,133,073 in equity as increases to common stock and additional paid-in capital of $64 and $3,133,009, respectively.

On the date of the Reverse Merger, an additional 8,714,372 shares were recorded as being issued to the existing shareholders of BIMI, and accordingly, $87 of common stock was recorded (8,714,372 shares issued multiplied by the $0.00001 par value) and additional paid-in capital of $5,258 was recorded, reflecting the net assets assumed from BIMI in connection with the Reverse Merger.

On May 15, 2014, as a result of the issuance of the convertible notes payable, a secured promissory note that American Cannabis Consulting had originally entered into on March 21, 2014 was deemed to be fully satisfied. This secured promissory note had a principal amount of $35,000 and an interest rate of 5% per annum. The Company recorded interest expense related to this note of $260 during the year ended December 31, 2014. The Company recorded a gain on debt extinguishment of $35,000 during the year ended December 31, 2014.

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During the three months ended June 30, 2014, the Company issued 1,228,501 shares of common stock in exchange for 2,500 shares of preferred Series H shares and warrants to purchase 225,000 shares of common stock at $0.60 per share which expires at the fifth anniversary from its original issuance.

During the three months ended June 30, 2014, the Company issued 1,811,042 shares of common stock for service rendered valued at $1,249,269, which is based on the closing stock price at the date of issuance.

During the three months ended June 30, 2014, the Company issued 380,715 shares of common stock to retire $70,000 loans from directors and officers and $36,476 accounts payable due to various parties. Services expense of $131,471 was recognized due to fair value of the shares in excess of the value of the debts retired.

During the three months ended June 30, 2014, the Company issued 31,710,628 shares of common stock and 39,985,000 shares of common stock were returned to the Company and retired per the Merger Agreement and Separation Agreement.

As of September 30, 2014, the Company granted 50,000 shares of common stock to an employee.

During the period from September 29, 2014 to December 31, 2014, $323,500 of the convertible notes payable were converted into 4,043,750 shares of common stock and $263,215 of debt discounted was amortized in the period.

In connection with his appointment to the Company’s board of directors, the Company granted its independent board member, Vincent “Tripp” Keber, warrants to purchase up to two hundred and fifty thousand (250,000) shares of common stock at an exercise price of sixty-three cents ($0.63) per share, exercisable within five (5) years of the date of issuance on November 19, 2014. Additionally, Mr. Keber shall be eligible to receive options for 400,000 shares of common stock under the Company’s incentive plan, as and when duly approved by the Board of Directors.

As a reverse triangular merger, the Reverse Merger resulted in a recapitalization of American Cannabis Company, Inc. (formerly BIMI). This recapitalization included retrospective restatement of all stock issuance by American Cannabis Consulting from Inception (March 5, 2013), whereby the issued and outstanding shares of American Cannabis Consulting common stock were retrospectively restated for a 1:3,171.0628 forward share split to recognize the exchange ratio associated with the Reverse Merger, and for the change in the par value of shares issued in connection with the Reverse Merger.

On the date of the Reverse Merger, an additional 8,714,372 shares were issued, and accordingly, $87 of common stock was recorded (8,714,372 shares issued multiplied by the $0.00001 par value) and additional paid-in capital of $5,258 was recorded, reflecting the net assets assumed from Brazil Interactive Media, Inc. in connection with the Reverse Merger.

In connection with the September 29, 2014 Reverse Merger as described in Note 1. “Description of the Business”, American Cannabis Consulting was deemed to have been the accounting acquirer in accordance with U.S. GAAP. Consequently, the Company’s consolidated financial statements reflect the results of American Cannabis Consulting since Inception (March 5, 2013) and of American Cannabis Company, Inc. (formerly BIMI) from September 29, 2014 to December 31, 2014.

As a reverse triangular merger, the Reverse Merger resulted in a recapitalization of American Cannabis Company, Inc. (formerly BIMI). This recapitalization included retrospective restatement of all stock issuance by American Cannabis Consulting from Inception (March 5, 2013), whereby the issued and outstanding shares of American Cannabis Consulting common stock were retrospectively restated for a 1:3,171.0628 forward share split to recognize the exchange ratio associated with the Reverse Merger, and for the change in the par value of shares issued in connection with the Reverse Merger.

During the year ended December 31, 2014, the Company granted 150,000 restricted shares that vest one year from issuance and recognized $40,903 in associated stock-based compensation expense, which is reflected on the consolidated statement of operations for the period as a component of cost of consulting services. The Company had no restricted share activity during 2013 and no restricted share outstanding as of December 31, 2013.

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During the year ended December 31, 2014:

Stock-based compensation associated with 150,000 restricted share grants to employees resulted in an increase to additional paid-in capital of $40,903,

•	Stock-based compensation associated with 250,000 warrants issued to a director resulted in an increase to additional paid-in capital of $146,551,

•	50,000 shares of common stock, valued at $31,500, were issued as compensation for professional services settled in stock in lieu of cash,

•	30,000 shares of common stock, valued at $18,300, were issuable to an accounting firm in which the Company’s Chief Financial Officer is a partner as compensation for professional services to be settled in stock in lieu of cash, and

•	4,043,750 shares of common stock were issued in settlement of convertible notes payable totaling $323,500, which resulted in an increase to common stock of $40 (4,043,750 shares issued multiplied by the par value of $0.00001) and an increase to additional paid-in capital of $323,460.

During the first quarter of 2015, the Company agreed to issue 833,333 shares to a private investor at $0.30 per share, for total proceeds of $250,000. Also during the first quarter of 2015, 125,000 shares of previously issued common stock were rescinded and canceled.

During the first quarter of 2015, the Company agreed to issue 833,333 shares to a private investor at $0.30 per share, for total proceeds of $250,000.

During the three months ended March 31, 2015, the Company granted 52,500 restricted shares to employees.

During the three months ended March 31, 2015:

•	Stock-based compensation associated with 202,500 cumulative outstanding restricted shares granted to employees resulted in an increase to additional paid-in capital of $43,271. Of these shares, 52,500 were issued during the three months ended March 31, 2015.

•	200,000 shares of common stock, valued at $156,000, were issued as prepaid compensation for professional services settled in stock in lieu of cash. As of March 31, 2015, $29,453 of this expense was recognized and $126,347 was reflected on the consolidated balance sheet within prepaid expenses and other current assets.

•	125,000 shares of previously issued common stock were rescinded and canceled.

•	The Company sold 833,333 shares of common stock for $250,000 of cash; these shares were issued on May 30, 2016,

•	50,000 shares of common stock, valued at $20,500, were earned and issuable as compensation for professional services settled in stock in lieu of cash,

•	35,607 shares of common stock, valued at $13,887, were earned by and issuable to an accounting firm in which the Company’s Chief Financial Officer is a partner as compensation for professional services to be settled in stock in lieu of cash.

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During the three and six months ended June 30, 2015, the Company granted 114,981 and 167,481 restricted shares

During the six months ended June 30, 2015, the following related activity occurred:

•	The Company issued 200,000 common shares valued at $156,000 to a professional service provider in exchange for $200 and services to be rendered from January 2015 to January 2016. The Company recorded expense of $68,296 on its condensed consolidated statement of operations during the six months ended June 30, 2015; $87,504 was reflected as prepaid and other current assets as of June 30, 2015.

•

The Company agreed to issue 200,000 common shares valued at $82,000 to a professional service provider in exchange for services. Of these shares, 50,000 were earned and issued as of June 30, 2015, for which $20,500 of expense was recognized on the condensed consolidated statement of operations for the period. An additional 150,000 common shares, valued at $61,500, are issuable upon the service provider meeting certain established deliverables. The agreement is effective through August 30, 2015.

•	Stock-based compensation granted to employees resulted in an increase to additional paid-in capital of $80,394,

•	50,000 shares of common stock were issued as compensation for professional services,

•	200,000 shares of common stock, valued at $156,000, were issued as prepaid compensation for professional services settled in stock in lieu of cash. As of June 30, 2015, $68,296 of this expense was recognized and $87,504 was reflected on the consolidated balance sheet within prepaid expenses and other current assets, and

•	125,000 shares of previously issued common stock were rescinded and canceled.

•	The Company sold 833,333 shares of common stock for $250,000 of cash; these shares were issued May 30, 2016,

•	50,000 shares of common stock, valued at $20,500, were earned and issued as compensation for professional services settled in stock in lieu of cash, and

•	47,660 shares of common stock, valued at $18,588, were earned by and issuable to an accounting firm in which the Company’s Chief Financial Officer is a partner as compensation for professional services to be settled in stock in lieu of cash.

During the three and nine months ended September 30, 2015, the Company granted zero and 167,481 restricted shares, and total stock-based compensation expense for restricted shares was $22,463 and $102,857 for the three and nine months ended September 30, 2015, respectively. During the three and nine months ended September 30, 2014, the Company granted 50,000 restricted shares with a fair value at grant date of $1.31 and recognized $10,947 in associated stock-based compensation expense.

During the nine months ended September 30, 2015:

•	Stock-based compensation granted to employees resulted in an increase to additional paid-in capital of $102,856

•	164,981 shares associated with employee stock-based compensation plans vested and were issued, resulting in an increase to common stock of $2.

•	200,000 shares of common stock, valued at $156,000, were issued as prepaid compensation for professional services settled in stock in lieu of cash. As of September 30, 2015, $107,566 of this expense was recognized and $48,234 was reflected on the consolidated balance sheet within prepaid expenses and other current assets, and

•	125,000 shares of previously issued common stock were rescinded and canceled.

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The Company had convertible debentures which were originally issued on April 24, 2014, maturing on April 24, 2016, paid zero interest, and were convertible until maturity at the holders’ discretion into shares of the Company’s common stock at $0.08 per share. On April 11th, 2016, the maturity date on this note was renegotiated to April 24th, 2018. On April 12, 2016, the Company received notice of a partial conversion of this note in the amount of $58,000 that was converted into 725,000 shares of common stock at a price of $0.08 per share. On May 6, 2016, the Company received notice for the conversion of the balance of the note in the amount of $13,500 that was converted into 168,750 shares of common stock at a price of $0.08 per share. Based on this conversion, as of June 30, 2016, the Company had remaining convertible debentures in the total amount of $0, and any unamortized debt discount remaining on the date of conversion was amortized in full to interest expense.

During the year ended December 31, 2015, the Company granted 164,981 restricted shares and recognized $124,099 in associated employee stock based compensation expense. There were 150,000 restricted shares granted as of December 31, 2014 and recognized $40,903 in associated employee stock based compensation expense. The fair value of restricted stock units is determined based on the quoted closing price of the Company’s common stock on the date of grant.

On March 1, 2016, the Company retained Brian Johnson as a consultant for an initial term of three months until May 31, 2016, and agreed to pay Mr. Johnson 10,000 shares of its restricted common stock per month for the three-month term payable on May 31, 2016, subject to adjustment for actual hours of service rendered. On June 1, 2016, the Company and Mr. Johnson agreed to an extension of the consulting engagement for an additional one-month term, ending on June 30, 2016. Mr. Johnson provided additional services and upon the termination of the engagement on June 30, 2016, the Company agreed to issue Mr. Johnson 87,600 shares of common stock as a final payment for services rendered from inception through June 30, 2016 at a value of $9,198. As of the date of this filing the shares have not been issued.

On July 29, 2016 the Company issued 77,660 shares to Antonio Migliarese, the Company’s former Chief Financial Officers, for accounting consulting services rendered.

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Exhibit Number	Description
(2)	Plan of Acquisition, Reorganization, Arrangement, Liquidation, or Succession
2.1	Agreement and Plan of Merger between Naturewell, Incorporated, BIMI Acquisition Corp., and Brazil Interactive Media, Inc., dated March 13, 2013 (incorporated by reference from our Current Report Form 8-K filed on March 21, 2013)
2.1 (a)	Agreement and Plan of Merger, dated as of May 15, 2014, by and among the Company, Cannamerica, Inc., and Hollister & Blacksmith, Inc. (incorporated by reference from our Current Report Form 8-K filed on October 3, 2014)
2.1 (b)	Separation and Exchange Agreement, dated as of May 16, 2014, by and among the Company, BIMI, Inc., and Brazil Investment Holding, LLC. (incorporated by reference from our Current Report Form 8-K filed on October 3, 2014)
(3)	Certificate of Incorporation and Bylaws
3. i	Certificate of Incorporation (incorporated by reference from our Registration Statement on Form SB-2, filed on October 12, 1995
3. i(a)	Amendment to Certificate of Incorporation (incorporated by reference from our Form 14C filed on April 16, 2013
3. i(b)	Amendment to Certificate of Incorporation (incorporated by reference to our Form 14 filed on September 9, 2014)
3.1 (c)	Amendment to our Certificate of Incorporation (incorporated by reference to our Form 8-K filed on September 9, 2014)
3.1 (d)	Certificate of Amendment of the Restated Certificate of Incorporation of Brazil Interactive Media, Inc., effective as of September 29, 2014.

(5)	Opinion regarding Legality
5.1 **	Legal Opinion regarding the legality of the securities being registered
(10)	Material Contracts
10.1	Executive Employment Agreement between Hollister & Blacksmith, Inc. and Corey Hollister, dated April 29, 2014.
10.2	Executive Employment Agreement between Hollister & Blacksmith, Inc. and Ellis Smith, dated April 29, 2014.
10.3	Investment Agreement dated December 15, 2014 with Tangiers Global, LLC (incorporated by reference from our Current Report on Form 8-K, filed on June 27, 2016)
10.4	Registration Rights Agreement dated December 15, 2014 with Tangiers Global, LLC (incorporated by reference from our Current Report on Form 8-K, filed on June 27, 2016)
10.5	Amended and Restated Investment Agreement with Tangiers Global, LLC, dated August 4, 2016 *
10.6	Amended and Restated Registration Rights Agreement with Tangiers Global, LLC dated August 4, 2016 *
10.7	Amended and Restated Commitment Fee Note with Tangiers Global, LLC, dated August 4, 2016,
23.1	Consent of Pritchett, Siler and Hardy, PC
23.2	Consent of Cutler & Co., LLC
23.3	Consent of Counsel (included in Exhibit 5,1)
101. INS	XBRL Instance Document
101. SCH	XBRL Taxonomy Extension Schema Document
101. CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101. LAB	XBRL Taxonomy Extension Labels Linkbase Document
101. PRE	XBRL Taxonomy Extension Presentation Linkbase Document
101. DEF	XBRL Taxonomy Extension Definition Linkbase Document

* Filed herewith.

** To be filed by amendment

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Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN CANNABIS COMPANY, INC
Date: September 12, 2016
	By:	/s/Corey Hollister
Corey Hollister
Chief Executive Officer

Date: September 12, 2016
	By:	/s/ Jesus Quintero
Jesus Quintero
Chief Financial Officer

 KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Corey Hollister and Jesus M Quintero and each of them, with full power of substitution and re-substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their and his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Corey Hollister	Chief Executive Officer and Director	September 12, 2016
Corey Hollister	(Principal Executive Officer)

/s/ Jesus Quintero	Chief Financial Officer	September 12, 2016
Jesus Quintero	(Principal Financial Officer)

/s/ Ellis Smith		September 12, 2016
Ellis Smith	Chief Development Officer and Director

/s/ Vincent “Tripp” Keber
Vincent “Tripp” Kerber	Director	September 12, 2016

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